Prospectus Filed Pursuant to Rule 424(b)(3)

Registration No. 333-125638

PROSPECTUS

316,250 Shares of 6.75% Series F Convertible Cumulative Redeemable Preferred Stock

and

5,269,579 Shares of Common Stock Issuable Upon Conversion of the Series F Preferred Stock

This prospectus relates to the offering for resale from time to time of up to 316,250 shares of 6.75% Series F Convertible Cumulative Redeemable Preferred Stock (the “Series F preferred stock”) of The Mills Corporation and the shares of our common stock, par value $.01 per share, issuable upon conversion of the Series F preferred stock by any of the selling stockholders identified in this prospectus and any additional selling stockholders that may be identified in a supplement to this prospectus or an amendment to the registration statement of which this prospectus forms a part. We issued and sold 316,250 shares of the Series F preferred stock in a private placement in reliance on Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and Rule 144A under the Securities Act. The selling stockholders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices. We will not receive any cash proceeds from the selling stockholders’ sales of these securities.

Each share of Series F preferred stock has an initial liquidation preference of $1,000 and was convertible initially into 16.6529 shares of our common stock, based on an initial conversion price of $60.05 per share, subject in each case to specified adjustments, only under the following circumstances: (1) the closing sale price of our common stock reaches, or the trading price of the Series F preferred stock falls below, specified thresholds, (2) the Series F preferred stock is called for redemption, or (3) specified corporate transactions have occurred. Due to an increase in the annual cash dividend payable on our common stock, which increase was approved by our Board on February 15, 2005, the conversion rate was adjusted pursuant to the terms of the Series F preferred stock certificate of designations to 16.6627 shares of common stock per share of Series F preferred stock and the conversion price was adjusted to $60.01 per share. We will pay a make whole premium under certain circumstances if holders of the Series F preferred stock convert their shares.

Cash dividends on the Series F preferred stock are payable, when and as declared by our board of directors, out of funds legally available for payment of dividends, at the rate of 6.75% per annum (equivalent to $67.50 per share per year), quarterly in arrears, on February 1, May 1, August 1 and November 1 of each year. Dividends on the Series F preferred stock were first paid on November 1, 2004 and were cumulative from the original date of issuance, which was August 23, 2004. Accumulated but unpaid dividends will not cumulate additional dividends or interest.

We may not redeem the Series F preferred stock before August 5, 2009, except to preserve our status as a real estate investment trust, or REIT. Beginning August 5, 2009, we may redeem shares of the Series F preferred stock by paying cash, our common stock or any combination thereof in an amount equal to the liquidation preference, plus any accumulated and unpaid dividends to the redemption date, but only if the closing sale price of our common stock has exceeded 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date we give the notice of redemption. Following a designated event, as defined herein, holders of the Series F preferred stock may require us to purchase any or all of their shares of Series F preferred stock at the liquidation preference, plus any accumulated and unpaid dividends to the date of purchase, and, in certain circumstances, a make whole premium.

For a more detailed description of the Series F preferred stock, see “Description of Series F Preferred Stock” beginning on page 21.

To ensure that we maintain our qualification as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), ownership of our equity securities by any person is limited to 9.225% of the value of outstanding shares of capital stock, with certain exceptions. See “Transfer and Ownership Restrictions.”

Our common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “MLS.” The closing sale price of our common stock as reported by the NYSE on June 6, 2005 was $58.74 per share. There is no public trading market for the Series F preferred stock and we have not applied and do not intend to apply for listing of the Series F preferred stock on any national securities exchange or for quotation of the Series F preferred stock on any automated inter-dealer quotation system.

We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000.

Investing in the offered securities involves risks. See “ Risk Factors” beginning on page 9 of this prospectus and in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2005.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, the securities described in this prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling stockholders. We may also file, from time to time, a prospectus supplement or an amendment to the registration statement of which this prospectus forms a part containing specific information about the selling stockholders and the terms of the securities being offered. That prospectus supplement or amendment may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement or amendment may also add, update, or change information in this prospectus. If there is any supplement or amendment, you should rely on the information in that prospectus supplement or amendment.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement and any amendments to such registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.” Information incorporated by reference with the SEC after the date of this prospectus, or information included in any prospectus supplement or an amendment to the registration statement of which this prospectus forms a part, may add, update, or change information in this prospectus or any prospectus supplement. If information in these subsequent filings, prospectus supplements or amendments is inconsistent with this prospectus or any prospectus supplement, the information incorporated by reference or included in the subsequent prospectus supplement or amendment will supersede the information in this prospectus or any earlier prospectus supplement. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some statements made in this prospectus may constitute, and the documents incorporated by reference in this prospectus may contain, “forward-looking statements” for the purposes of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, among others, statements regarding our future liquidity needs and availability of capital, our expectations regarding our development projects (including future expenditures), environmental conditions of our properties, our asset management strategy, the adequacy of our insurance coverage, our ability to renew leases or re-lease space, and our dealings with our joint venture partners. Readers can identify forward-looking statements by the use of words such as, but not limited to, “may,” “plan,” “will,” “expect,” “anticipate,” “estimate,” “would be,” “believe,” “intend” or “continue” or the negative or other variations of comparable terms. We intend these forward-looking statements to be covered by the safe harbor provisions applicable to forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements, none of which is intended as a guarantee of performance, are subject to certain assumptions, risks and uncertainties, which could cause our actual future results, achievements or transactions to differ materially from those projected or anticipated. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this prospectus or as of the respective dates of the documents that are incorporated by reference in this prospectus. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risks described in this prospectus or the documents incorporated by reference in this prospectus, including, without limitation, our most recent annual report on Form 10-K. These factors include, among others:

•	international, national and local economic, business and real estate conditions that could, among other things, affect:

•	supply and demand for retail space and retail properties,

•	the business and economic cycles, including the effect on demand for retail space and the creation of new retail real estate developments,

•	availability and creditworthiness of tenants,

•	interest rate levels, and

•	exchange rates between the US dollar and foreign currencies in countries where we have investments;

•	adverse changes in the real estate market, including, among other things:

•	the extent of tenant bankruptcies, financial difficulties and defaults,

•	the extent of future demand for retail space and barriers to entry into markets that we may seek to enter in the future, and

•	our ability to identify and consummate acquisitions on favorable terms;

•	risks associated with the development, acquisition and operation of retail properties, including risks that the development of the project may not be completed on schedule, that we may not be able to lease available space to tenants at favorable rental rates, that tenants will not take occupancy or pay rent in accordance with their leases, or that development costs may be greater than anticipated;

•	availability of financing for our development and redevelopment projects or acquisition activities;

•	our ability to maintain our status as a REIT for federal and state income tax purposes;

•	our ability to raise capital at all or at reasonable rates;

•	our ability to obtain insurance at all or at a reasonable cost;

•	the effect of any terrorist activity or other heightened geopolitical risks;

•	governmental actions and initiatives; and

•	environmental/safety requirements.

We undertake no duty or obligation to publicly announce any revisions to, or updates of, these forward-looking statements that may result from future events or circumstances or otherwise.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in the Series F preferred stock, you should read carefully this entire prospectus, especially the section entitled “Where You Can Find More Information” on page 66 of this prospectus and the section entitled “Risk Factors” beginning on page 9 of this prospectus and in our most recent annual report on Form 10-K, as well as the other documents incorporated by reference into this prospectus.

As used in this prospectus, the terms “Mills,” the “Company,” “we,” “our” or “us” mean The Mills Corporation and its direct and indirect subsidiaries, including The Mills Limited Partnership, or Mills LP, Management Associates Limited Partnership and MillsServices Corp., which we consolidate for financial reporting purposes, unless the context indicates otherwise. For purposes of federal income tax discussions herein, the terms “Mills,” the “Company,” “we,” “our” or “us” excludes Mills LP, MillsServices Corp. and their subsidiaries.

The Mills Corporation

Overview

We are a fully integrated REIT that provides development, redevelopment, leasing, financing, management and marketing services to our properties. Our portfolio primarily consists of three types of retail and entertainment real estate properties:

•	Mills Landmark Centers—super regional retail and entertainment shopping centers located in the United States and Canada branded as “Mills”;

•	21st Century Retail and Entertainment Centers—conventional regional shopping centers located in the United States and Canada anchored by traditional department stores and open-air retail and entertainment centers; and

•	International Retail and Entertainment Centers—full-priced retail and entertainment centers located in Europe.

As of March 31, 2005, we owned or had an interest in 41 retail and entertainment-oriented centers comprised of 17 super regional Mills Landmark Centers, 22 regional 21st Century Retail and Entertainment Centers and two International Retail and Entertainment Centers. We also owned three community shopping centers, a portfolio of 19 single tenant properties and other related commercial developments. We conduct all of our business and own all of our properties through Mills LP and its various subsidiaries. We are the sole general partner of Mills LP and, as of March 31, 2005, owned a 1.00% general partner interest and an 85.13% limited partner interest.

We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000. We also maintain a web site at www.themills.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus.

The Offering

The following is a brief summary of certain terms of the offering by the selling stockholders. For a more complete description of the terms of the Series F preferred stock, see “Description of Series F Preferred Stock” in this prospectus.

Issuer	The Mills Corporation.

Securities offered by the selling stockholders	316,250 shares of 6.75% Series F Convertible Cumulative Redeemable Preferred Stock and shares of common stock issuable upon conversion of the Series F preferred stock, based on the conversion rate of 16.6627 shares of common stock per share of Series F preferred stock, subject to specified adjustments. These shares were originally issued and sold in a private placement to qualified institutional buyers on August 23, 2004.

Liquidation preference	If we liquidate, dissolve or wind up, holders of the Series F preferred stock will have the right to receive $1,000 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other capital stock ranking junior to the Series F preferred stock as to liquidation rights. The rights of the holders of the Series F preferred stock to receive their liquidation preference will be subject to the proportionate rights of each other series or class of our shares ranked on a parity with the Series F preferred stock.

Dividends	Holders will be entitled to receive cumulative cash dividends on the Series F preferred stock at a rate of 6.75% of the $1,000 per share liquidation preference per year, or $67.50 per share per year. Dividends on the Series F preferred stock were first paid on November 1, 2004 and will be payable quarterly in arrears on the first day of each February, May, August and November or, if not a business day, the next succeeding business day, without any additional interest or adjustment for any such delay. Dividends on the Series F preferred stock accrued and were cumulative from the date of original issuance, which was August 23, 2004. The first dividend, which was paid on November 1, 2004, was $13.13 per share.

Conversion	A holder may convert its Series F preferred stock into a number of our shares of common stock equal to the conversion rate only under the following circumstances:

•      during any fiscal quarter after the fiscal quarter ending September 30, 2004 (and only during that quarter), if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter exceeds 125% of the applicable conversion price per share of our common stock on that trading day (currently 125% of $60.01, or $75.01);

•      during the five business day period after any five consecutive trading-day period in which the trading price per share of the Series F preferred stock for each day of that period was less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate on each such day;

•      if the Series F preferred stock has been called for redemption;

•      upon the occurrence of certain corporate transactions described under “Description of Series F Preferred Stock—Conversion Rights—Events Triggering Conversion Rights—Conversion Rights Upon Occurrence of Certain Corporate Transactions.”

For each share of the Series F preferred stock surrendered for conversion, a holder will receive 16.6627 shares of common stock. This represents a conversion price of approximately $60.01 per share of common stock. The conversion rate and conversion price may be adjusted for certain reasons but will not be adjusted for accumulated and unpaid dividends or liquidated damages, if any. Upon conversion, holders will not receive any cash payment representing accumulated dividends, if any. Instead, accumulated dividends, if any, will be cancelled. We will pay a make whole premium under certain circumstances if you convert your Series F preferred stock.

Make whole premium	If a “fundamental change” that is a “change of control” (each as defined below under “Description of Series F Preferred Stock—Designated Event Requires Us to Purchase Shares of the Series F Preferred Stock at the Option of the Holder”) becomes effective on or prior to August 1, 2014, holders of the Series F preferred stock who elect to have the Series F preferred stock repurchased or who convert the Series F preferred stock will be entitled to a make whole premium as described below under “Description of Series F Preferred Stock—Designated Event Requires Us to Purchase Shares of the Series F Preferred Stock at the Option of the Holder.” The amount of the make whole premium, if any, will be based on the “stock price” (as defined below under “Description of Series F Preferred Stock—Determination of Make Whole Premium”) and the effective date of the fundamental change. A description of how the make whole premium will be determined and a table illustrating the make whole premium that would apply in different circumstances is provided under “Description of Series F Preferred Stock— Determination of Make Whole Premium.” Holders will not be entitled to the make whole premium if the stock price is less than $45.12 or greater than $199.88 per share (subject to adjustment) or if the fundamental change occurs after August 1, 2014. The make whole premium will be payable in cash or shares of our common stock or the same form of consideration as received by holders of our common stock in the designated event or a combination thereof, upon the repurchase or conversion of such shares as described under “—Designated Event Permits Holders to Require Us to Purchase Shares of the Series F Preferred Stock at the Option of the Holder.”

Optional redemption	We may not redeem the Series F preferred stock prior to August 5, 2009, except to preserve our status as a REIT. On or after August 5, 2009, we may redeem some or all of the Series F preferred stock at a redemption price equal to 100% of the liquidation preference, plus accumulated but unpaid dividends, and liquidated damages, if any, to the redemption date, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice exceeds 130% of the conversion price of the Series F preferred stock, subject to adjustment in a number of circumstances as described under “Description of Series F Preferred Stock—Conversion Rights—Adjustments to the Conversion Rate.” We may choose to pay the redemption price in cash, our common stock, or a combination of cash and our common stock. If we elect to pay all or a portion of the redemption price in our common stock, the common stock will be valued at a discount of 2.5% below the average of the closing sale prices for the ten consecutive trading days ending on the fifth trading day prior to the redemption date.

If full cumulative dividends on the Series F preferred stock are not paid, the Series F preferred stock may not be redeemed, and we may not purchase or acquire any shares of the Series F preferred stock other than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series F preferred stock and any parity stock.

The Series F preferred stock is not subject to any mandatory redemption or sinking fund provision.

Designated event	If a designated event (as described under “Description of Series F Preferred Stock—Designated Event Requires Us to Purchase the Series F Preferred Stock at the Option of the Holder”) occurs, each holder of shares of the Series F preferred stock will have the right to require us to purchase any or all of its shares at a purchase price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, and liquidated damages, if any, to, but excluding, the date of purchase. The purchase price will be payable in cash or common stock, as applicable, on the later of the designated event purchase date or the time of book-entry transfer or the delivery of the Series F preferred stock.

Voting rights	Holders of the Series F preferred stock generally have no voting rights. However, if we do not pay dividends on the Series F preferred stock for six or more quarterly periods (whether or not consecutive), the holders of the Series F preferred stock (voting together as a single class with holders of all other classes or series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote at the next annual meeting of stockholders for the election of two additional directors to serve on our board of directors until we pay all dividends that we owe. In addition, the affirmative vote of the holders of at least two-thirds of the Series F preferred stock is required for us to authorize, create or increase capital stock ranking senior to the Series F preferred stock or to amend our certificate of incorporation in a manner that materially and adversely affects the rights of the holders of the Series F preferred stock.

Ranking	The Series F preferred stock will rank senior to our common stock and on a parity with our Series B, Series C, Series D (if and when issued), Series E and Series G preferred stock and any other parity securities that we may issue in the future with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up.

Transfer and ownership restrictions	For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Code, during the last half of our taxable year. As a result, our certificate of incorporation provides that no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Code, subject to limited exceptions, more than 9.225% of the value of our outstanding capital stock. In addition, the transfer of our capital stock, which includes the Series F preferred stock, is restricted. See “Transfer and Ownership Restrictions” in this prospectus.

Tax Consequences	The U.S. federal income tax consequences of purchasing, owning and disposing of the Series F preferred stock and any common stock received upon its conversion are described in “Material Federal Income Tax Considerations.” You are urged to consult your own tax advisors regarding the tax consequences of purchasing, owning and disposing of the Series F preferred stock and any common stock received upon its conversion in light of your personal investment circumstances, including consequences resulting from the possibility that actual or constructive distributions on the Series F preferred stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, in which case they would not be treated as dividends for U.S. federal income tax purposes.

Risk factors	An investment in the Series F preferred stock involves various risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page 9 of this prospectus and in our most recent annual report on Form 10-K and other documents that are incorporated by reference into this prospectus.

Absence of a public market for the
Series F preferred stock	There is currently no public market for the shares of the Series F preferred stock and we have not applied and do not intend to apply for listing of the Series F preferred stock on any national securities exchange or for quotation of the Series F preferred stock on any automated inter-dealer quotation system. We cannot assure you that any active or liquid market will develop for the Series F preferred stock. See “Transfer and Ownership Restrictions.”

Portal trading of the Series F
preferred stock	The Series F preferred stock is currently eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages, or PORTAL, System of the National Association of Securities Dealers, Inc.

NYSE symbol for our common stock	Our common stock is traded on the NYSE under the symbol “MLS.” At June 6, 2005, the last reported sale price of our common stock was $58.74 per share.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	The Ratio of Earnings to Combined Fixed Charges and Preferred Dividends for the three months ended March 31, 2005 and for the years ended 2004, 2003, 2002, 2001 and 2000 were 0.97, 1.6, 1.6, 1.6, 1.2 and 1.8, respectively.

For the three months ended March 31, 2005, the aggregate amount of fixed charges and preferred dividends exceeded our earnings by $2.4 million, which is the amount of additional earnings that would have been required to achieve a ratio of earnings to combined fixed charges and preferred dividends of 1.0.

RISK FACTORS

In addition to the section titled “Risk Factors” in our most recent annual report on Form 10-K and other information in this prospectus and other documents that are incorporated by reference into this prospectus, you should consider carefully the following risk factors before deciding to invest in our Series F preferred stock.

We may not be able to pay the repurchase price of the Series F preferred stock upon a designated event. We also could be prevented from paying dividends on the Series F preferred stock.

Upon the occurrence of a designated event, you will have the right to require us to purchase all your shares of the Series F preferred stock. However, we may not have sufficient cash to purchase your shares of the Series F preferred stock upon the occurrence of a designated event.

In addition, the terms of any indebtedness that we may enter into in the future may also restrict us from repurchasing, or paying dividends with respect to, the Series F preferred stock. Even if the terms of any future indebtedness allow us to pay dividends and to repurchase the Series F preferred stock, we would only be able to make such payments if then permitted to under applicable Delaware corporate law limitations on the payment of dividends or redemption, and we may not be able to pay dividends to you or to repurchase your shares of the Series F preferred stock.

An active trading market for the Series F preferred stock may not develop, and you may be unable to resell your shares of the Series F preferred stock at or above the purchase price.

No trading market for the Series F preferred stock currently exists, and we have not applied and do not intend to apply for the listing of the Series F preferred stock on any securities exchange or for the inclusion of the Series F preferred stock in any automated quotation system. At the time of the private placement of the Series F preferred stock, the initial purchasers advised us that they intend to make a market in the Series F preferred stock. However, they are not obligated to do so and they may discontinue any market-making activities at any time without notice. Consequently, a liquid trading market for the Series F preferred stock may not develop and the market price of the Series F preferred stock may be volatile. As a result, you may be unable to sell your shares of the Series F preferred stock at a price equal to or greater than that you paid, if at all.

You may be unable to convert the Series F preferred stock into our common stock and, if you are able to and do convert, you may experience dilution.

You may convert your shares of the Series F preferred stock into common stock only if (1) the closing sale price of our common stock reaches, or the trading price of the Series F preferred stock falls below, specified thresholds, (2) the Series F preferred stock is called for redemption, or (3) specified corporate transactions have occurred. Your inability to convert the Series F preferred stock may adversely affect its value.

If you convert your shares of the Series F preferred stock into common stock, you may experience dilution if the per share conversion price of the Series F preferred stock is higher than the net tangible book value per share of common stock outstanding at the time of conversion. In addition, you may also experience dilution when and if we issue additional common stock.

The price of our common stock, and therefore the price of the Series F preferred stock, may fluctuate significantly, which may make it difficult for you to resell the Series F preferred stock or common stock issuable upon conversion of the Series F preferred stock, when you want or at prices you find attractive.

The price of our common stock on the NYSE constantly changes. We expect that the market price of our common stock will continue to fluctuate. Because shares of the Series F preferred stock are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Series F preferred stock. Holders who have received common stock upon conversion of the Series F preferred stock will also be subject to the risk of volatility and depressed prices.

Our stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include, among others:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	developments generally affecting our industry;

•	changes in interest rates;

•	announcements by us or our competitors of significant contracts, acquisitions, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	our dividend policy;

•	future sales of our equity or equity-linked equities; and

•	general domestic and international economic conditions.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

The trading price for the Series F preferred stock will be directly affected by the trading price for our common stock, which is impossible to predict.

The price of our common stock could be affected by possible sales of our common stock by investors who view the Series F preferred stock as a more attractive means of equity participation in our company and by hedging or arbitrage activity that may develop involving the common stock. The arbitrage activity could, in turn, affect the trading price of the Series F preferred stock.

Our ability to pay distributions on the Series F preferred stock may be limited.

Because we conduct all of our operations through Mills LP, our ability to make distributions on the Series F preferred stock will depend almost entirely on payments and distributions received on our interests in Mills LP. Additionally, the terms of some of the debt to which Mills LP is a party limits its ability to make some types of payments and other distributions to us. This in turn limits our ability to make some types of payments, including payment of dividends on the Series F preferred stock, unless we meet certain financial tests or such payments or distributions are required to maintain our qualification as a REIT. As a result, if we are unable to meet the applicable financial tests, we may not be able to pay dividends on the Series F preferred stock in one or more periods.

The designated event purchase feature of the Series F preferred stock could delay or prevent a change in control.

If a designated event, such as a fundamental change that is a change of control or termination of trading, occurs, each holder of shares of the Series F preferred stock will have the right to require us to purchase any or all of its shares at a purchase price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, and liquidated damages, if any, to, but excluding, the date of purchase. We may pay the purchase price in cash or, under certain conditions, shares of our common stock. If the designated event is a fundamental change that is a change of control and occurs prior to August 1, 2014, holders of shares of the Series F preferred stock who elect to have the Series F preferred stock repurchased or who convert their Series F preferred stock also will be entitled to a make whole premium as described under “Description of Series F Preferred Stock –Designated Event Requires Us to Purchase Shares of the Series F Preferred Stock at the Option of the Holder.” These designated event features may have the effect of discouraging a third party from trying to acquire us even if a change of control were in the best interests of our stockholders.

We may not be able to integrate successfully the portfolio of properties acquired from General Motors Asset Management (“GMAM”) into our operations, which would adversely affect our results of operations and financial conditions.

The success of the acquisition of the GMAM portfolio depends, in part, on our ability to:

•	efficiently integrate the acquired properties into our organization and attract qualified employees; and

•	apply our business, operating, administrative, financial and accounting strategies and controls to the acquired properties.

If we are unable to successfully integrate the acquired properties into our operations, our results of operations and financial condition may be adversely affected.

We may not be able to achieve the anticipated financial and operating results from the GMAM portfolio acquisition, which would adversely affect our operating results.

We believe that the GMAM portfolio acquisition will enhance our future financial performance, including our net earnings, net operating income and funds from operations. Our belief is subject to risks, uncertainties and other factors, many of which are beyond our control. In addition, our belief is based on certain assumptions, many of which are forward-looking and are set forth on page 2 of this prospectus, and are uncertain in nature. As a result, the actual performance of the properties we have acquired may differ materially from our anticipated results, which would negatively affect our operating results.

We may be responsible for unknown material liabilities associated with the GMAM portfolio which would adversely affect our business.

We may be exposed to liabilities relating to the GMAM portfolio that may arise after the acquisition was completed. These liabilities may include liabilities that arise from non-compliance with environmental laws by prior owners for which we, as a successor owner, may be responsible. While the seller has agreed to indemnify us for breaches of certain representations and warranties, such indemnification may not be sufficient or available to cover our liabilities in which case our results of operations may be adversely affected.

The Series F preferred stock is an unrated security and, as a result, you will not have the benefit of a report produced by a rating organization that analyzes our credit profile and risks of purchasing the securities.

The Series F preferred stock has not been rated by any nationally recognized securities rating organization. As a result, you will not receive the benefit of a nationally recognized securities rating organization having analyzed our credit profile and rendering its opinion. Instead, you will need to rely solely on the information that we provide and is contained or incorporated by reference in this prospectus in making your investment decision and not on a third party report or ranking.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth the ratio of earnings to combined fixed charges and preferred dividends for the periods indicated below.

	Year Ended December 31,
Three Months Ended March 31, 2005	2004	2003	2002	2001	2000
0.97	1.6	1.6	1.6	1.2	1.8

We have calculated our earnings by adding loss on debt extinguishments, fixed charges (excluding capitalized interest and preferred dividends), amortization of capitalized interest and distributed income of unconsolidated joint ventures, to income from continuing operations before minority interest, and by subtracting equity in earnings of unconsolidated joint ventures. Fixed charges consist of interest expense, including the amortization of capitalized debt issuance costs and capitalized interest costs and loss on debt extinguishments and preferred unit distributions. We computed our ratio of earnings to combined fixed charges and preferred dividends by dividing our earnings by our fixed charges and preferred dividends.

For the three months ended March 31, 2005, the aggregate amount of fixed charges and preferred dividends exceeded our earnings by $2.4 million, which is the amount of additional earnings that would have been required to achieve a ratio of earnings to combined fixed charges and preferred dividends of 1.0.

THE COMPANY

Overview

We are a fully integrated, self-managed REIT that provides development, redevelopment, leasing, financing, management and marketing services to our properties. Our portfolio primarily consists of three types of retail and entertainment real estate properties:

•	Mills Landmark Centers— super regional retail and entertainment shopping centers located in the United States and Canada branded as “Mills”;

•	21st Century Retail and Entertainment Centers—conventional regional shopping centers located in the United States and Canada anchored by traditional department stores and open-air retail and entertainment centers; and

•	International Retail and Entertainment Centers—full-priced retail and entertainment centers located in Europe.

As of March 31, 2005, we owned or had an interest in 41 retail and entertainment-oriented centers comprised of 17 super regional Mills Landmark Centers, 22 regional 21st Century Retail and Entertainment Centers and two International Retail and Entertainment Centers. Of these, we wholly own five Mills Landmark Centers, nine 21st Century Retail and Entertainment Centers and one International Retail and Entertainment Center. As of March 31, 2005, we also owned three community shopping centers, a portfolio of 19 single tenant properties and other related commercial developments. We conduct all of our business and own all of our properties through Mills LP and its various subsidiaries. We are the sole general partner of Mills LP and, as of March 31, 2005, owned a 1.00% general partner interest and an 85.13% limited partner interest.

We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000. We also maintain a web site at www.themills.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus.

USE OF PROCEEDS

All sales of the Series F preferred stock and underlying common stock will be by or for the account of the selling stockholders named in this prospectus, in any supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part. We will not receive any proceeds from the sale by any selling stockholders of the Series F preferred stock or the issue of or subsequent sale by any selling stockholders of the common stock issuable upon exercise of the conversion right attached to the Series F preferred stock. We have agreed to pay all expenses of effecting the registration of the Series F preferred stock offered herein, other than underwriting discounts and selling commissions, relating to the sale or disposition of the Series F preferred stock, which will be paid by the selling stockholders.

SELLING STOCKHOLDERS

We originally issued 275,000 shares of the Series F preferred stock on August 23, 2004 in a private placement to Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co., as initial purchasers. We issued and sold an additional 41,250 shares of the Series F preferred stock to the initial purchasers pursuant to an option granted to them in connection with the offering. The initial purchasers then resold the Series F preferred stock in transactions not requiring registration under the Securities Act or applicable state securities laws to persons the initial purchasers reasonably believed to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in compliance with Rule 144A.

This prospectus, in part, relates to:

•	resales of the Series F preferred stock; and

•	sales of shares of common stock issued upon conversion of the Series F preferred stock,

by the selling stockholders as described below under “Plan of Distribution.” We filed the registration statement of which this prospectus forms a part with the SEC pursuant to the registration rights granted in connection with the original issue of the Series F preferred stock to afford the holders of the Series F preferred stock the opportunity to sell their securities in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act. To take advantage of that opportunity, a holder of the Series F preferred stock must provide information about itself and the securities it is selling as required under the Securities Act.

The selling stockholders listed below and the beneficial owners of the Series F preferred stock and their transferees, pledgees, donees or other successors, if not identified in this prospectus then so identified in supplements to this prospectus or in an amendment to the registration statement of which this prospectus forms a part, as required, are the selling stockholders under this prospectus. The following table sets forth information, as of a recent practicable date prior to the effectiveness of the registration statement of which this prospectus forms a part, with respect to the selling stockholders named below and the respective:

•	number of shares of Series F preferred stock owned by each selling stockholder;

•	number of shares of common stock issuable upon conversion of the Series F preferred stock owned by each selling stockholder,

that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling stockholders to us in selling stockholders questionnaires and is as of the date specified by the holders of the questionnaires. We have not sought to verify the information contained in the table. Because the selling stockholders may offer all or some portion of these securities pursuant to this prospectus, and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of shares or principal amount of the securities that will be held by the selling stockholders upon termination of this offering. In addition, some of the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information about themselves and the securities they were selling in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

Unless otherwise disclosed in the footnotes to the table below, no selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

Each selling stockholder listed below may, under this prospectus, from time to time offer and sell some, all or none of the number of shares of the Series F preferred stock listed below opposite its name and/or the number of shares of common stock into which its shares of Series F preferred stock may be converted. The number of shares of our common stock that may be sold is based on the current conversion rate of 16.6627 shares of common stock per share of Series F preferred stock. The initial conversion rate of 16.6529 shares of common stock per share of Series F preferred stock was adjusted to 16.6627 shares of common stock per share of Series F preferred stock due to an increase in the cash dividend payable on our common stock, which dividend increase was approved by our Board on

February 15, 2005. Prior to any use of this prospectus in connection with an offering of these securities by a beneficial owner not listed as a selling stockholder below or its transferee, pledgee, donee or other successor, the name and information with respect to such person will be set forth in a supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part.

Name of Selling Stockholder(1)(2)	Number of Shares Of Series F Preferred Stock That May Be Offered Hereby (3)	Number of Shares Of Common Stock That May Be Offered Hereby (3)(4)
Waterstone Market Neutral Master Fund, Ltd.	42,199	703,149
Clinton Multistrategy Master Fund, Ltd.	18,775	312,842
Akanthos Arbitrage Master Fund, LP	17,500	291,597
Royal Bank of Canada (5)	15,000	249,940
SAM Investments LDC	15,000	249,940
Silvercreek Limited Partnership	11,316	188,555
Akela Capital Master Fund, Ltd.	10,000	166,627
Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio	9,275	154,546
Silvercreek II Limited	8,584	143,032
Sunrise Partners Limited Partnership	5,400	89,978
Waterstone Market Neutral MAC 51, Ltd.	4,301	71,666
KBC Multi Strategy Arbitrage Fund	4,100	68,317
JP Morgan Securities Inc. (6)	4,000	66,650
KBC Financial Products USA Inc.	4,000	66,650
Clinton Riverside Convertible Portfolio Limited	3,700	61,651
Context Convertible Arbitrage Offshore, LTD	3,600	59,985
KBC Convertible Opportunities Fund	3,600	59,985
Newport Alternative Income Fund	3,100	51,654
Acuity Master Fund, Ltd.	2,880	47,988
Polaris Vega Fund L.P.	2,600	43,323
Lyxor/Gaia II Fund Ltd.	2,250	37,491
BNP Paribas Equity Strategies, SNC	1,822	30,359
KBC Convertible Arbitrage Fund	1,800	29,992

Name of Selling Stockholder(1)(2)	Number of Shares Of Series F Preferred Stock That May Be Offered Hereby (3)	Number of Shares Of Common Stock That May Be Offered Hereby (3)(4)
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	1,512	25,194
Context Convertible Arbitrage Fund, LP	1,100	18,328
Sage Capital Management, LLC	1,000	16,662
Trinity Fund, Ltd.	1,000	16,662
Diaco Investments LP	720	11,997
Mohican VCA Master Fund, Ltd.	600	9,997
Singlehedge US Convertible Arbitrage Fund	490	8,164
Ritchie Convertible Arbitrage Trading	400	6,665
Sturgeon Limited.	374	6,231
Lyxor/Convertible Arbitrage Fund Limited	302	5,032
National Bank of Canada	300	4,998
KBC Convertible Mac28 Fund	300	4,998
Melody IAM Ltd.	200	3,332
Associated Electric & Gas Insurance Services Limited.	150	2,499
Any other holders of notes or any future transferees, pledges, donees or successors of or from any unnamed holders (7)	113,000	1,882,885

Total	316,250	5,269,579

(1)	The selling stockholder is also the beneficial owner.

(2)	Information about other selling stockholders may be provided in prospectus supplements or in an amendment to the registration statement of which this prospectus forms a part.

(3)	Unless otherwise indicated, each selling stockholder may offer any or all of the Series F preferred stock it beneficially owns and any or all of the common stock issuable upon conversion of the Series F preferred stock. Because the selling stockholders are not obligated to sell the shares of Series F preferred stock or common stock, we cannot estimate the number of shares of Series F preferred stock or common stock that the selling stockholders will hold upon consummation of any sales. Each of the selling stockholders has informed us that it does not own any of our securities other than the Series F preferred stock and common stock issuable upon conversion of the Series F preferred stock prior to the offering.

(4)	Assumes conversion of all of the selling stockholders’ shares of Series F preferred stock at the conversion rate of 16.6627 shares of common stock per share of Series F preferred stock. This conversion rate is subject to certain adjustments as specified in the Series F preferred stock certificate of designations. Accordingly, the number of shares of common stock that may be issued upon conversion of the Series F preferred stock may be adjusted from time to time. Fractional shares will not be issued upon conversion of the Series F preferred stock. Cash will be paid instead of fractional shares, if any.

(5)	The selling stockholder is a participating lender in one of our loan agreements.

(6)	The selling stockholder owns an additional 2,338 shares of our common stock, which are not covered by this prospectus.

(7)	Assumes that the unnamed selling stockholders, or any future transferees, pledges, donees or successor of or from any selling stockholder do not beneficially own any of our securities other than the Series F preferred stock and common stock issuable upon conversion of the Series F preferred stock prior to the offering.

PLAN OF DISTRIBUTION

The Series F preferred stock and the shares of common stock issuable upon conversion of the Series F preferred stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

We will not receive any of the proceeds from the offering by the selling stockholders of the Series F preferred stock or the shares of common stock into which the Series F preferred stock is convertible.

The selling stockholders may from time to time directly sell their Series F preferred stock and shares of common stock issued upon conversion of their Series F preferred stock to purchasers at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Alternatively, the selling stockholders may from time to time offer these securities through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these securities for whom they may act as agent.

We cannot assure you that any selling stockholder will sell any or all of its securities under this prospectus or that any selling stockholder will not transfer, devise or gift its securities by other means not described in this prospectus.

The selling stockholders and any brokers, dealers or agents who participate in the distribution of the securities covered by this prospectus may be deemed to be “underwriters,” and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to some statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the selling stockholders are deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act.

The securities offered hereby may be sold from time to time by, as applicable, the selling stockholders or, to the extent permitted, by pledgees, donees, transferees or other successors in interest including by disposal from time to time in one or more transactions (including cross transactions) through any one or more of the following, as appropriate:

•	a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	an exchange distribution in accordance with the rules of that exchange or transaction in the over-the-counter market;

•	in transactions otherwise than in the over-the-counter market;

•	through the writing of put or call options on the securities (including the issuance of derivative securities), whether the options or other derivative securities are listed on an options or other exchange or otherwise;

•	short sales of the securities and sales to cover the short sales;

•	the pledge of the securities as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interest therein;

•	the distribution of the securities by any selling stockholder to its partners, members or securityholders;

•	sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or successors in interest or from the purchase of the shares for whom they may act as agent; and

•	a combination of any of the above.

In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus. Sales may be made at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. In effecting the sales, brokers or dealers may arrange for other brokers or dealers to participate.

Upon being notified by a selling stockholder that any material arrangement has been entered into with an underwriter, broker, dealer or agent regarding the sale of securities covered by this prospectus, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

To our knowledge, there are currently no agreements, arrangements or understandings between any selling stockholders and any broker, dealer, agent or underwriter regarding the sale by any selling stockholder of the Series F preferred stock or the shares of common stock issuable upon conversion of the Series F preferred stock covered by this prospectus. Under the securities laws of some states, the securities may be sold only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with. The selling stockholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of these securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

Under the terms of the registration rights agreement, holders of the securities covered by this prospectus and we have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. Under the terms of the registration rights agreement, we have also agreed to pay all of the expenses in connection with the registration of the shares of common stock issued upon conversion of the Series F preferred stock other than underwriting discounts, if any, and commissions and transfer taxes, if any, relating to the sale or disposition by the selling stockholders of their securities covered by this prospectus.

There is no public trading market for the shares of the Series F preferred stock and we have not applied and do not intend to apply for listing of the shares of the Series F preferred stock on any national securities exchange or for quotation of the shares on any automated inter-dealer quotation system. No assurances can be given as to the liquidity of the trading market for the shares of the Series F preferred stock or that an active public market for those shares will develop. If any active market for the shares of the Series F preferred stock does not develop, the market price and liquidity of those shares may be adversely affected. If the shares of the Series F preferred stock are traded, they may trade at a discount from their initial offering price, depending on the market for similar securities, our performance and other factors.

We will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the sale to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act or the registration statement of which this prospectus forms a part of all the securities registered thereunder, and (ii) the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision, subject to permitted exceptions.

DESCRIPTION OF SERIES F PREFERRED STOCK

The shares of the Series F preferred stock were issued pursuant to the terms of our certificate of incorporation and the certificate of designations related to the Series F preferred stock. The shares were originally issued and sold in a private placement in reliance on Section 4(2) of the Securities Act and Rule 144A under the Securities Act. The resale of the Series F preferred stock, and the common stock issuable upon conversion of the Series F preferred stock, are covered by a registration rights agreement. You may request a copy of our certificate of incorporation, the certificate of designations related to the Series F preferred stock, and the registration rights agreement from us in the manner described above under “Where You Can Find More Information.” The following description is a summary of the material provisions of the Series F preferred stock, our certificate of incorporation and the certificate of designations related to the Series F preferred stock and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of our certificate of incorporation and the certificate of designations, including the definitions of terms used in our certificate of designations, and the registration rights agreement. Wherever particular provisions or defined terms of our certificate of designations or the registration rights agreement are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read our certificate of incorporation and the certificate of designations because they, and not this description, define your rights as a holder of shares of the Series F preferred stock.

As used in this “Description of Series F Preferred Stock” section, references to “our company,” “we,” “our” or “us” refer solely to The Mills Corporation and not to our subsidiaries, unless the context otherwise requires.

General

Under our certificate of incorporation, our board of directors is authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share. As of June 6, 2005, we had outstanding 4,300,000 shares of our Series B cumulative redeemable preferred stock, 3,500,000 shares of our Series C cumulative redeemable preferred stock, 8,545,000 shares of our Series E cumulative redeemable preferred stock, 316,250 shares of our Series F preferred stock and 92,000 shares of our Series G cumulative redeemable preferred stock (represented by 9,200,000 shares of depositary receipts, each representing a 1/100th fractional interest in our Series G preferred stock). We have also reserved for issuance in the future 400,000 shares of our Series D cumulative redeemable preferred stock, none of which were issued as of June 6, 2005.

Subject to the limitations prescribed by our certificate of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. The Series F preferred stock is a series of preferred stock that was validly issued, was fully paid and is non-assessable.

Ranking

The Series F preferred stock shall rank, with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, (i) senior to our common stock and to any other class or series of our capital stock other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with our Series B preferred stock, Series C preferred stock, Series D preferred stock (if and when issued), Series E preferred stock and Series G preferred stock and any other class or series of our capital stock, the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Series F preferred stock as to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, and (iii) junior to any class or series of our capital stock, the terms of which specifically provide that such class or series ranks senior to the Series F preferred stock as to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. For these purposes, our debt securities that are convertible into or exchangeable for shares of our capital stock or any other debt securities of ours shall not constitute a class or series of our capital stock.

Dividends

Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series F preferred stock as to dividends, the holders of our Series F preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for the payment of dividends, cumulative cash dividends at the rate of 6.75% per annum of the $1,000 per share liquidation preference (equivalent to $67.50 per share). These dividends shall accrue and be cumulative from the date of the original issuance by the Company of shares of the Series F preferred stock and will be payable quarterly in arrears on the first day of February, May, August, and November of each year or, if not a business day, the next succeeding business day, without any additional interest or adjustment for any such delay. The first dividend, which was paid on November 1, 2004, was $13.13 per share. A dividend payable on the Series F preferred stock for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stockholder records at the close of business on the immediately preceding January 15, April 15, July 15, and October 15 of each year or, if not a business day, the next succeeding business day, or such other record date designated by our board of directors that is not more than 30 nor less than 10 days before the applicable quarterly dividend payment date.

We will not declare dividends on the Series F preferred stock, or pay or set apart for payment dividends on the Series F preferred stock at any time if the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits the declaration, payment or setting apart for payment or provides that the declaration, payment or setting apart for payment would constitute a breach of or a default under the agreement, or if the declaration or payment is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series F preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. Except as described in the next paragraph, we will not:

•	declare or pay or set aside for payment dividends,

•	declare or make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock, or shares of any other class or series of our capital stock ranking, as to dividends, on a parity with or junior to the Series F preferred stock (other than a dividend paid in shares of common stock or in shares of any other class or series of capital stock ranking junior to the Series F preferred stock as to dividends and upon liquidation) for any period, or

•	redeem, purchase or otherwise acquire for consideration, or make any other distribution of cash or other property, directly or indirectly, or pay or make available any monies for a sinking fund for the redemption of any common stock, or on any other capital stock ranking junior to or on a parity with the Series F preferred stock as to dividends or upon liquidation (except by conversion into or exchange for other shares of capital stock ranking junior to the Series F preferred stock as to dividends and upon liquidation), unless full cumulative dividends on the Series F preferred stock for all past dividend periods and the then current dividend period have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon the Series F preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series F preferred stock, we will declare any dividends upon the Series F preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Series F preferred stock proportionately so that the amount of dividends declared per share of the Series F preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series F preferred stock and such other series of preferred stock (which will not include any accrual in respect of unpaid dividends on such other series of preferred stock for prior dividend periods if such other series of preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series F preferred stock which may be in arrears.

Holders of the Series F preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series F preferred stock as described above. Any dividend payment made on the Series F preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series F preferred stock will accumulate as of the due date for the dividend payment on which they first become payable.

Conversion Rights

General

Each share of the Series F preferred stock will be convertible, only on or after the occurrence of the conversion triggering events described below at the option of the holder, into 16.6627 fully paid and non-assessable shares of common stock, subject to adjustments as described under “—Adjustments to the Conversion Rate.”

The Series F preferred stock is issued in the form of global securities held in book-entry form. The Depository Trust Company (“DTC”) or its nominee is the sole registered holder of the Series F preferred stock. As a result, owners of beneficial interests in the Series F preferred stock represented by the global securities must exercise any rights in respect of their interests, including any right to convert their interests in the Series F preferred stock, in accordance with the procedures and practices of DTC as decribed under “—Book Entry System.” In limited circumstances, the Series F preferred stock may be exchangeable for certificated securities with the same terms as described under “—Exchange of Global Securities.”

A holder of shares of the Series F preferred stock may convert any or all of those shares by book-entry transfer of, or, in the event the Series F preferred stock is not held in global form, physical surrender of the certificate or certificates representing, those shares of the Series F preferred stock, together with delivery to us at our principal office or at the office of our transfer agent, as may be designated by our board of directors, of a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this prospectus and specifying the name or names in which the holder wishes the shares of common stock to be issued. In case the notice specifies a name or names other than that of the holder, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of shares of the Series F preferred stock. In the event the Series F preferred stock is not held in global form, as promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of common stock to which the holder, or the holder’s transferee, of shares of the Series F preferred stock being converted will be entitled and any cash adjustment in respect of any fractional shares of common stock and (b) if less than the full number of shares of the Series F preferred stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of book-entry transfer of, or surrender of the certificate or certificates representing, the shares of the Series F preferred stock to be converted (the “conversion date”) so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive shares of common stock, and the person entitled to receive shares of common stock will be treated for all purposes as having become the record holder of those shares of common stock at that time.

If a holder of shares of the Series F preferred stock exercises conversion rights, upon book-entry transfer of, or delivery of, the shares for conversion, those shares will cease to cumulate dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of the Series F preferred stock who convert their shares into our shares of common stock will not be entitled to, nor will the conversion rate be adjusted for, any accumulated and unpaid dividends. Instead, accumulated dividends, if any, will be cancelled. Accordingly, if shares of the Series F preferred stock are converted after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date, the holder of such Series F preferred stock must include, upon convertion, a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted. A holder of shares of the Series F preferred stock on a dividend payment record date who converts such shares into shares of common stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of the Series F preferred stock on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon conversion.

Notwithstanding the foregoing, if shares of the Series F preferred stock are converted during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date, and we have called such shares of the Series F preferred stock for redemption during the period between the close of business on any dividend payment record date and the close of business on the corresponding dividend payment date, or we have specified a designated event purchase date during such period, the holder of such Series F preferred stock will receive the dividend payable on such dividend payment date and need not include payment of the amount of such dividend upon conversion.

In case any shares of the Series F preferred stock are to be redeemed, the right to convert those shares of the Series F preferred stock will terminate at 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption unless we default in the payment of the redemption price of those shares.

In connection with the conversion of any shares of the Series F preferred stock, no fractional shares of common stock will be issued, but we will pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the closing sale price of our common stock (as defined under “—Events Triggering Conversion Rights—Conversion Rights Based on Trading Price of Our Common Stock”) on the conversion date. If more than one share of the Series F preferred stock will be converted by the same holder at the same time, the number of full shares of common stock issuable on conversion of those shares will be computed on the basis of the total number of shares of the Series F preferred stock so converted.

We will at all times reserve and keep available, free from preemptive rights out of our authorized but unissued shares or treasury shares, for issuance upon the conversion of shares of the Series F preferred stock, a number of our authorized but unissued shares of common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of the Series F preferred stock. Before the issuance or delivery of any securities that we will be obligated to deliver upon conversion of the Series F preferred stock, we will comply with all applicable federal and state laws and regulations that require action to be taken by us. All shares of common stock delivered by book-entry or otherwise upon conversion of the Series F preferred stock will upon delivery be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

Events Triggering Conversion Rights

A holder’s right to convert its shares of the Series F preferred stock will arise only upon the occurrence of the events specified in this section.

Conversion Rights Based on Trading Price of Our Common Stock. A holder may surrender shares of the Series F preferred stock for conversion into shares of common stock during any fiscal quarter after the fiscal quarter ending September 30, 2004 (and only during such fiscal quarter) if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 125% of the “conversion price” on such trading day. If this closing sale price condition is not satisfied at the end of any fiscal quarter, then conversion pursuant to this provision will not be permitted in the following fiscal quarter. The “conversion price” as of any day will equal the liquidation preference divided by the conversion rate in effect on such date.

“Trading day” means a day during which trading in securities generally occurs on the NYSE or, if our common stock is not listed on the NYSE, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) or, if our common stock is not quoted on Nasdaq, on any other principal market on which our common stock is then traded.

The “closing sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate.

Conversion Upon Satisfaction of Trading Price Condition. Holders may surrender their shares of the Series F preferred stock for conversion into common stock during the five business day period after any five consecutive trading-day period in which the trading price of the Series F preferred stock for each day of that five trading day period was less than 98% of the product of the closing sale price of our common stock and the conversion rate in effect on each such day.

The “trading price” of the Series F preferred stock on any date of determination means the average of the secondary market bid quotations obtained by us or the calculation agent appointed by us for 5,000 shares of the Series F preferred stock at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers that we or the calculation agent selects; provided that if three such bids cannot reasonably be obtained by us or the calculation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us or the calculation agent, that one bid shall be used. If we or the calculation agent cannot reasonably obtain at least one bid for 5,000 shares of the Series F preferred stock from a nationally recognized securities dealer, then the trading price per share of the Series F preferred stock will be deemed to be less than 98% of the product of the closing sale price of our common stock and the conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the calculation agent shall have no obligation to determine the trading price of the Series F preferred stock unless we have requested such determination. We will have no obligation to make that request unless a holder of the Series F preferred stock instructs us to do so and provides us with reasonable evidence that the trading price of the Series F preferred stock may be less than 98% of the last reported sale price of our common stock multiplied by the applicable conversion rate. At such time, we shall instruct the calculation agent to determine the trading price of the Series F preferred stock beginning on the next trading day and on each successive trading day until, and only until, the trading price of the Series F preferred stock on a trading day is greater than or equal to 98% of the average last reported sale prices of our common stock multiplied by the applicable conversion rate.

Conversion Rights Upon Notice of Redemption. A holder may surrender for conversion any or all shares of the Series F preferred stock that have been called for redemption at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the date of redemption, even if the Series F preferred stock is not otherwise convertible at that time.

Conversion Rights Upon Occurrence of Certain Corporate Transactions. If we are party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender shares of the Series F preferred stock for conversion into common stock at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction (or, if such consolidation, merger, binding share exchange or sale also constitutes a designated event, until the designated event purchase date) and, at the effective time, the right to convert shares of the Series F preferred stock into common stock will be changed into a right to convert such Series F preferred stock into the kind and amount of cash, securities or other property of us or another person that the holder would have received if the holder had converted the holder’s Series F preferred stock immediately prior to the transaction. If such transaction also constitutes a designated event, the holder will be able to require us to purchase all or a portion of such holder’s Series F preferred stock as described under “—Designated Event Requires Us to Purchase Shares of the Series F Preferred Stock at the Option of the Holder.”

In addition, if the event giving rise to the foregoing conversion right constitutes a “fundamental change” (as defined under “—Designated Event Requires Us to Purchase Shares of the Series F Preferred Stock at the Option of the Holder”) for which a “make whole premium” (as defined under “—Determination of Make Whole Premium”) would have been payable upon the election of a holder of shares of Series F preferred stock to require us to repurchase such shares in connection with such a fundamental change, a holder who instead elects to convert its shares of Series F preferred stock hereunder will be entitled to receive (i) shares of common stock in respect of the conversion obligation if shares of the Series F preferred stock are surrendered for conversion before the earlier of the record date for receiving a distribution in connection with the fundamental change and the effective time of the fundamental change, or the kind and amount of cash, securities and other assets or property that the holder would have received if the holder had held the number of shares of common stock into which the converted shares of Series F preferred stock were convertible immediately before the fundamental change, if shares of the Series F preferred stock are surrendered for conversion after that date, plus (ii) the applicable make whole premium, which may be paid on the designated event purchase date (as defined under “—Designated Event Requires Us to Purchase Shares of the Series F Preferred Stock at the Option of the Holder”) relating to the transaction, in the form and amount described under “—Determination of Make Whole Premium.”

If we elect to:

•	distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at less than the average closing sale price for the ten consecutive trading days immediately preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock, cash, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the day immediately preceding the declaration date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your shares of the Series F preferred stock for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to the conversion rate will be made and you will not be able to convert pursuant to this provision if you will otherwise participate in the distribution without conversion.

Upon determination that the Series F preferred stock holders are or will be entitled to convert their Series F preferred stock into common stock in accordance with any of the foregoing provisions, we will issue a press release and publish such information on our website on the World Wide Web.

Adjustments to the Conversion Rate

The conversion rate will be adjusted as described below if any of the following events occur:

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CRO * OS1/OSO

where,

CRO = the conversion rate in effect immediately prior to such event

CR1 = the conversion rate in effect immediately after such event

OSO = the number of shares of our common stock outstanding immediately prior to such event

OS1 = the number of shares of our common stock outstanding immediately after such event.

(2) If we issue to all or substantially all holders of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock within 45 days after the issuance thereof, in either case at an exercise price per share or a conversion price per share less than the closing sale price of shares of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights, warrants options, or other securities or convertible securities are not exercised or converted prior to the expiration of the exercisability or convertibility thereof):

CR1 = CRO * (OSO+X)/(OSO+Y)

where,

CRO = the conversion rate in effect immediately prior to such event

CR1 = the conversion rate in effect immediately after such event

OSO = the number of shares of our common stock outstanding immediately prior to such event

X = the total number of shares of our common stock issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the closing sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the date of announcement for the issuance such rights, warrants, options, other securities or convertible securities

(3) If we distribute to all or substantially all holders of our common stock any shares of our capital stock, evidences of our indebtedness or other assets or property of ours, excluding:

•	dividends, distributions and rights, warrants, options, other securities or convertible securities referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs described in this clause (3) below,

then the conversion rate will be adjusted based on the following formula:

CR1 = CRO * SPO/(SPO-FMV)

where,

CRO = the conversion rate in effect immediately prior to such distribution

CR1 = the conversion rate in effect immediately after such distribution

SPO = the average of the closing sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the earlier of the record date or the ex-dividend date for such distribution

FMV = the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the earlier of the record date or the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

CR1 = CRO * (FMVO+MPO)/MPO

where,

CRO = the conversion rate in effect immediately prior to such distribution

CR1 = the conversion Rate in effect immediately after such distribution

FMVO = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 trading days after the effective date of the spin-off

MPO = the average of the closing sale prices of our common stock over the first 10 consecutive trading days after the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph with respect to a spin-off will occur on the tenth trading day from, and including, the effective date of the spin-off.

(4) If we make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of our common stock, in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.595 (appropriately adjusted from time to time for any share dividends on or subdivisions of our common stock) multiplied by the number of shares of common stock outstanding on the record date for such distribution, the conversion rate will be adjusted based on the following formula:

CR1 = CRO * SPO/(SPO-C)

where,

CRO = the conversion rate in effect immediately prior to the record date for such distribution

CR1 = the conversion rate in effect immediately after the record date for such distribution

SPO = the average of the closing sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the earlier of the record date or the ex-dividend date for such distribution

C = the amount in cash per share we distribute to holders of our common stock during such quarterly fiscal period that exceeds $0.595 (appropriately adjusted from time to time for any share dividends on, or subdivisions of, our common stock).

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CRO* (AC + (SP1 * OS1))/(OSO * SP1)

where,

CRO = the conversion rate in effect on the date such tender or exchange offer expires

CR1 = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer

OSO = the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires

OS1 = the number of shares of common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer).

SP1 = the average of the closing sale prices of our common stock for the 10 consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires.

If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made. Notwithstanding the foregoing, in the event of an adjustment pursuant to clauses (4) or (5) above, in no event will the conversion rate exceed 22.1484, subject to adjustment pursuant to clauses (1), (2) and (3) above.

If we adopt a rights plan while the Series F preferred stock remains outstanding, you will receive, upon conversion of the Series F preferred stock, in addition to shares of our common stock, the rights under the rights plan unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

In addition to these adjustments, we may increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of shares of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire common stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such determination, it will be conclusive. We will give holders of the Series F preferred stock notice of such an increase in the conversion rate in accordance with our certificate of incorporation and the certificate of designations for the Series F preferred stock and applicable laws. A holder may, in some circumstances, including the distribution of cash dividends to other stockholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a general discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material Federal Income Tax Considerations—Taxation of Taxable U.S. Holders—Deemed Dividends on the Series F Preferred Stock.”

No adjustment to the conversion rate or the ability of a holder of the Series F preferred stock to convert will be made if the holder will otherwise participate in the distribution without conversion solely as a holder of the Series F preferred stock. Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of August 23, 2004;

•	upon the repurchase by us of shares of common stock from our employee protection and deferred compensation trusts or members of our senior management upon their resignation or termination of employment;

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares our common stock under any plan;

•	for a change in the par value of the common stock; or

•	for accumulated and unpaid dividends.

Optional Redemption

We may not redeem any shares of preferred stock before August 5, 2009, except to preserve our status as a REIT. On or after August 5, 2009, we will have the option to redeem some or all of your shares of the Series F preferred stock at a redemption price of 100% of the liquidation preference, plus accumulated and unpaid dividends, and liquidated damages, if any, to the redemption date, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice exceeds 130% of the conversion price in effect on each such day. If full cumulative dividends on the Series F preferred stock are not paid, the Series F preferred stock may not be redeemed, and we may not purchase or acquire any shares of the Series F preferred stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series F preferred stock and any parity stock.

We may elect to pay the redemption price in cash, our common stock or a combination of cash and our common stock. If we elect to pay all or a portion of the redemption price in common stock, the shares of common stock will be valued at the redemption price divided by 97.5% of the average of the closing sale prices of our common stock for the ten consecutive trading days ending on the fifth trading day prior to the redemption date. However, we may not pay the purchase price in common stock or a combination of common stock and cash unless we satisfy certain conditions prior to the redemption date as provided in the Series F preferred stock certificate of designations, including:

•	registration of the common stock to be issued upon redemption under the Securities Act and the Exchange Act, if required;

•	qualification of the common stock to be issued upon redemption under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of our common stock on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

In the event of an optional redemption, we will send a written notice of such redemption by first class mail to each holder of record of the Series F preferred stock at such holder’s registered address, not fewer than 30 nor more than 60 days prior to the redemption date, stating, among other things, whether the redemption price will be paid in cash or common stock, or a combination and, if a combination, specifying the portions payable in cash and common stock. In addition, we will (i) publish such information once in a daily newspaper printed in the English language and of general circulation in the Borough of Manhattan, City of New York, (ii) issue a press release containing such information and (iii) publish such information on our website on the World Wide Web.

Because the average closing sale price of our common stock will be determined prior to the redemption date, holders of the Series F preferred stock bear the market risk that our common stock will decline in value between the date the average closing sale price is calculated and the redemption date. In addition, because the number of shares of our common stock that you will receive upon any redemption for shares is based on the average closing sale price for a ten trading day period, the market value of those shares on the date of receipt may be less than the value of those shares based on the average closing sale price.

If we give notice of redemption, then we shall, on the redemption date, before 12:00 p.m., New York City time, to the extent funds are legally available, with respect to:

•	shares of the Series F preferred stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC cash or common stock sufficient to pay the redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to holders of such shares of the Series F preferred stock; and

•	shares of the Series F preferred stock held in certificated form, deposit or cause to be deposited, irrevocably with the transfer agent cash or common stock sufficient to pay the redemption price and will give the transfer agent irrevocable instructions and authority to pay the redemption price to holders of such shares of the Series F preferred stock upon surrender of their certificates evidencing their shares of the Series F preferred stock.

If on the redemption date DTC and the transfer agent hold cash or securities sufficient to pay the redemption price for the shares of the Series F preferred stock delivered for redemption in accordance with the terms of the certificate of designations, dividends will cease to accumulate on those shares of the Series F preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Payment of the redemption price for the shares of the Series F preferred stock is conditioned upon book-entry transfer of or physical delivery of certificates representing the Series F preferred stock, together with necessary endorsements, to the transfer agent, or to the transfer agent’s account at DTC, at any time after delivery of the redemption notice. Payment of the redemption price for the Series F preferred stock will be made (i) if book-entry transfer of or physical delivery of the Series F preferred stock has been made by or on the redemption date, on the redemption date, or (ii) if book-entry transfer of or physical delivery of the Series F preferred stock has not been made by or on such date, at the time of book-entry transfer of or physical delivery of the Series F preferred stock.

If the redemption date falls after a dividend payment record date and on or before the related dividend payment date, holders of the shares of the Series F preferred stock at the close of business on that dividend payment record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date. The redemption price payable on such redemption date will include only the liquidation preference but will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date.

In the case of any partial redemption, we will select, pro rata or by lot, the shares so to be redeemed in such manner as shall be prescribed by our board of directors.

The Series F preferred stock will have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, to ensure that we remain qualified as a REIT for federal income tax purposes, the Series F preferred stock will be subject to provisions of our certificate of incorporation, under which the Series F preferred stock owned by a stockholder in excess of the ownership limit discussed in the “Transfer and Ownership Restrictions” section of this prospectus will be transferred to a trust and may be purchased by us under certain circumstances.

Designated Event Requires Us to Purchase Shares of the Series F Preferred Stock at the Option of the Holder

In the event of a designated event (as defined below), you will have the right, at your option, subject to the terms and conditions of the certificate of designations, to require us to purchase any or all of your shares of the Series F preferred stock. We will purchase the Series F preferred stock at a price (which we refer to as the designated event repurchase price) equal to 100% of the liquidation preference of the Series F preferred stock to be purchased plus accumulated and unpaid dividends and liquidated damages, if any, to, but excluding, the designated event purchase date (as defined below), unless such designated event purchase date falls after a record date and on or prior to the corresponding dividend payment date, in which case (i) we will pay the full amount of accumulated and unpaid dividends and liquidated damages, if any, payable on such dividend payment date only to the holder of record at the close of business on the corresponding record date and (ii) the purchase price payable on the designated event purchase date will include only the liquidation preference, but will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date or liquidated damages, if any. In addition, if a designated event is a fundamental change that is a change of control (as defined below) and occurs prior to August 1, 2014, we will pay, in addition to the purchase price described above, a make whole premium (as defined below) to a holder of shares of the Series F preferred stock who elects to require us to repurchase such shares in connection with such change of control, as more fully described in the “Determination of Make Whole Premium” section of this prospectus. We will be required to purchase the Series F preferred stock as of a date (which we refer to as the designated event purchase date) that is 30 calendar days after we mail to all holders of the Series F preferred stock a notice regarding the designated event as described below. If such thirtieth calendar day is not a business day, the designated event purchase date will be the next succeeding business day.

A “designated event” will be deemed to have occurred upon a “fundamental change” or a “termination of trading”; provided that a fundamental change occurring on or prior to August 1, 2014 will not be a designated event unless the transaction or event resulting in such fundamental change also constitutes a change of control.

A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our shares of common stock are exchanged for, converted into, acquired for or constitute solely the right to receive, consideration that is not all or substantially all shares of common stock that:

•	are listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	are approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

A “change of control” will be deemed to have occurred at the time any of the following occurs after the shares of the Series F preferred stock are originally issued:

(1)	any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) other than us, our subsidiaries or any of our or their employee benefit plans files a Schedule TO, Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors; or

(2)	consummation of any share exchange, consolidation or merger of us pursuant to which the our common stock will be converted into cash, securities or other property or any sale, lease or transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common stock immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of the voting stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a change of control.

A “termination of trading” will be deemed to have occurred if our shares of common stock are neither listed for trading on a United States national or regional securities exchange nor approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices that is a successor thereto.

We may choose to pay the designated event repurchase price and any make whole premium in cash or shares of our common stock or the same form of consideration as received by holders of our common stock in the designated event or a combination thereof (provided that in any event we will pay any accumulated and unpaid dividends and liquidated damages, if any, in cash). All Series F preferred stock repurchased on any day will receive the same form of payment of the designated event repurchase price and any make whole premium. For this purpose, any common stock or other publicly traded security will be valued at its “market price,” as described below. Any other form of non-cash consideration will be valued at its fair market value as determined by our board of directors in good faith.

If we elect to pay the designated event repurchase price or any make whole premium in whole or in part in shares of common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the designated event repurchase price (not including any accumulated and unpaid dividends and liquidated damages, if any) and/or make whole premium to be paid in shares of common stock divided by 97.5% of the market price of such common stock. If we elect to pay the designated event repurchase price or any make whole premium in whole or in part in shares of common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of such common stock.

“Market price” of common stock or other publicly traded security means, with respect to any designated event repurchase date, the average of the closing sale prices of such common stock or other security for the 10 consecutive trading days ending on the third trading day prior to the designated event repurchase date, appropriately adjusted, in the case of common stock, to take into account the occurrence, during the period commencing on the first trading day of such 10 trading-day period and ending on the designated event repurchase date of any event requiring an adjustment of the conversion rate as described under “—Adjustments to the conversion rate” above.

Because the market price of any common stock or other security to be received in payment of the designated event repurchase price or any make whole premium is determined prior to the designated event repurchase date, you will bear the market risk with respect to the value of the shares of common stock or other security, if any, to be received from the date as of which the market price is determined to the date on which you receive such shares or securities. In addition, the market price of such common stock or other securities is an average price rather than the price as of a single date.

Our right to pay the designated event repurchase price and/or the make whole premium, in whole or in part, in shares of common stock is subject to various conditions, including:

•	our providing timely written notice, as described below, of our election to pay all or part of the designated event repurchase price and/or make whole premium in shares of common stock;

•	the applicable common stock then being listed on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market or other similar automated quotation system; and

•	information necessary to calculate the market price of such common stock being published in a daily newspaper of national circulation or being otherwise readily publicly available.

If the required conditions are not satisfied prior to the close of business on the business day immediately preceding the designated event repurchase date, we will pay the designated event repurchase price and/or make whole premium, if any, entirely in cash or other eligible form of consideration. We may not change our election with respect to the form in which we will pay the designated event repurchase price and/or make whole premium, if any, once we have given the notice that we are required to give, except as described in the preceding sentence.

Within 15 calendar days after the occurrence of a designated event, we are obligated to mail to all holders of the Series F preferred stock at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law (and issue a press release and publish on our website on the World Wide Web) a notice regarding the designated event, stating, among other things:

•	the events causing a designated event;

•	the date of such designated event;

•	the last date on which the purchase right may be exercised;

•	the designated event purchase price and whether that price will be paid in cash, common stock, or other eligible form of consideration or any specified combination thereof;

•	the make whole premium, if any, payable in connection with any repurchase;

•	the designated event purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•	that the Series F preferred stock with respect to which a designated event purchase notice is given by the holder may be converted only if the designated event purchase notice has been withdrawn in accordance with the terms of the Series F preferred stock; and

•	the procedures that holders must follow to exercise these rights.

To exercise this right, you must deliver a written notice to the transfer agent prior to the close of business on the business day immediately before the designated event purchase date. The required purchase notice upon a designated event must state:

•	if certificated shares of the Series F preferred stock have been issued, the Series F preferred stock certificate numbers, or if not, such information as may be required under applicable DTC procedures;

•	the number of shares of the Series F preferred stock to be purchased; and

•	that we are to purchase such Series F preferred stock pursuant to the applicable provisions of the certificate of designations for the Series F preferred stock.

You may withdraw any designated event purchase notice by a written notice of withdrawal delivered to the transfer agent prior to the close of business on the business day before the designated event purchase date. The notice of withdrawal must state:

•	the number of the withdrawn shares of the Series F preferred stock;

•	if certificated shares of the Series F preferred stock have been issued, the Series F preferred stock certificate numbers, or if not, such information as may be required under applicable DTC procedures; and

•	the number, if any, of shares of the Series F preferred stock that remain subject to your designated event purchase notice.

A holder must either effect book-entry transfer or deliver the shares of the Series F preferred stock to be purchased, together with necessary endorsements, to the office of the transfer agent after delivery of the designated event purchase notice to receive payment of the designated event purchase price and make whole premium, if any. You will receive payment in cash or securities, as applicable, on the later of the designated event purchase date or the time of book-entry transfer or the delivery of the Series F preferred stock. If the transfer agent holds cash or securities sufficient to pay the designated event purchase price and make whole premium, if any, of the Series F preferred stock on the business day following the designated event purchase date, then, immediately after the designated event purchase date:

•	the shares of the Series F preferred stock will cease to be outstanding;

•	dividends will cease to accrue; and

•	all rights of the holder will terminate (other than the right to receive the designated event purchase price and make whole premium, if any).

This will be the case whether or not book-entry transfer of the Series F preferred stock is made or whether or not the Series F preferred stock is delivered to the transfer agent.

The designated event purchase feature of the Series F preferred stock may in certain circumstances make more difficult or discourage a takeover of our company. The designated event purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate common stock;

•	to obtain control of our company by means of a merger, tender offer, solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the terms of the designated event purchase feature resulted from negotiations between the initial purchasers and us.

We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a designated event with respect to the designated event purchase feature of the Series F preferred stock but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Our ability to purchase shares of the Series F preferred stock upon the occurrence of a designated event is subject to important limitations. Because we conduct all of our operations through Mills LP, our ability to purchase the Series F preferred stock for cash will depend almost entirely on payments and distributions received on our interests in Mills LP. Additionally, the terms of some of the debt to which Mills LP is a party limit its ability to make some types of payments and distributions to us. This is turn limits our ability to purchase the Series F preferred stock for cash unless we meet certain financial tests. Our ability to repurchase the Series F preferred stock is also subject to restrictions under Delaware law. If a designated event were to occur, we may not have sufficient legally available funds to pay the purchase price in cash for all tendered shares of the Series F preferred stock. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting the purchase of the Series F preferred stock under certain circumstances, or expressly prohibit our purchase of the Series F preferred stock upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from purchasing shares of the Series F preferred stock for cash, we could seek the consent of our lenders to purchase the Series F preferred stock or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the Series F preferred stock.

Our obligation to make a repurchase upon a fundamental change will be satisfied if a third party makes the fundamental change repurchase offer in the manner, at the times and otherwise in compliance in all material respects with the requirements applicable to a fundamental change repurchase offer required to be made by us, purchases of all shares of Series F preferred stock properly tendered and not withdrawn under the fundamental change repurchase offer and otherwise complies with the obligations in connection therewith.

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in connection with any offer by us to repurchase the Series F preferred stock.

Determination of Make Whole Premium

If a fundamental change that constitutes a change of control becomes effective prior to August 1, 2014, holders of shares of the Series F preferred stock will be entitled to a make whole premium, payable at our option in cash or shares of our common stock or the same form of consideration as received by holders of our common stock in the designated event or a combination thereof, upon the repurchase of such shares as described above under “—Designated Event Permits Holders to Require Us to Purchase Shares of the Series F Preferred Stock at the Option of the Holder” or upon a conversion of such shares.

Holders will not be entitled to the make whole premium if the “stock price” (as defined below) is less than $45.12 or greater than $199.88 per share (subject to adjustment).

The make whole premium will be equal to a percentage of the liquidation preference of the Series F preferred shares being purchased or converted. The make whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective and the stock price.

For these purposes, the price paid per share of our common stock in the transaction constituting the fundamental change, or “stock price”, will be determined as follows:

•	if holders of our common stock receive only cash in such transaction, the stock price will be the cash amount paid per share; and

•	otherwise, the stock price will be the average of the last reported sale price of our common stock on the 10 trading days up to but not including the effective date of such transaction.

The stock prices set forth in the first row (i.e., column headers) will be adjusted as of any date on which the conversion rate of the Series F preferred stock is adjusted. The adjusted stock prices will equal the stock prices applicable immediately before that adjustment of the conversion rate of the Series F preferred stock multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

The table below sets forth the make whole premiums prior to August 1, 2014 (table in percentages of the liquidation preference of $1,000 per share of the Series F preferred stock):

Date of Change of Control	Stock Price on Date of Change of Control
	$45.12	$47.47	$49.97	$52.47	$54.97	$59.96	$64.96	$69.96	$79.95	$89.95	$99.94	$199.88
August 1, 2004	0.000%	0.082%	2.878%	5.750%	8.706%	14.935%	13.414%	12.297%	11.126%	10.660%	10.402%	8.366%
August 1, 2005	0.000%	0.050%	2.788%	5.574%	8.411%	14.320%	12.439%	11.016%	9.530%	9.012%	8.782%	7.152%
August 1, 2006	0.000%	0.061%	2.770%	5.504%	8.257%	13.875%	11.580%	9.744%	7.793%	7.203%	7.006%	5.787%
August 1, 2007	0.000%	0.095%	2.791%	5.505%	8.217%	13.630%	10.908%	8.526%	5.878%	5.213%	5.068%	4.263%
August 1, 2008	0.000%	0.140%	2.828%	5.535%	8.237%	13.575%	10.537%	7.459%	3.668%	3.034%	2.974%	2.581%
August 1, 2009	0.000%	0.174%	2.856%	5.558%	8.257%	13.587%	10.496%	7.007%	0.000%	0.000%	0.000%	0.000%
August 1, 2010	0.000%	0.173%	2.855%	5.558%	8.257%	13.586%	10.496%	7.007%	0.000%	0.000%	0.000%	0.000%
August 1, 2011	0.000%	0.172%	2.854%	5.557%	8.256%	13.586%	10.496%	7.007%	0.000%	0.000%	0.000%	0.000%
August 1, 2012	0.000%	0.171%	2.853%	5.556%	8.255%	13.585%	10.496%	7.007%	0.000%	0.000%	0.000%	0.000%
August 1, 2013	0.000%	0.169%	2.852%	5.555%	8.255%	13.585%	10.496%	7.007%	0.000%	0.000%	0.000%	0.000%
August 1, 2014	0.000%	0.168%	2.851%	5.555%	8.254%	13.585%	10.495%	7.007%	0.000%	0.000%	0.000%	0.000%

The exact stock price and repurchase dates may not be set forth on the table, in which case if the stock price is:

•	between two stock price amounts on the table or the repurchase date is between two dates on the table, the make whole premium will be determined by straight-line interpolation between make whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	more than $199.88 per share (subject to adjustment), no make whole premium will be paid; and

•	less than the last reported sale price of our common stock on the date of pricing (subject to adjustment), no make whole premium will be paid.

Voting Rights

Holders of the Series F preferred stock will not have any voting rights, except as provided by applicable law and as described below.

Whenever dividends on any shares of the Series F preferred stock are in arrears for six or more consecutive or non-consecutive quarterly periods, a preferred dividend default will exist, and the holders of such Series F preferred stock (voting as a single class with all other classes or series of parity preferred stock of the Company upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on the Series F preferred stock and all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable will have been fully paid or declared and a sum sufficient has been set aside to pay them. Upon such election, the number of members of our entire board of directors will be increased by two directors. If and when all accumulated dividends and the accrued dividend for the then current dividend period shall have been paid on such Series F preferred stock and all classes or series of preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of each of the additional directors so elected will terminate and the number of members of our board of directors shall be reduced accordingly. So long as a preferred dividend default continues, any vacancy in the office of additional directors elected under this section may be filled by written consent of the director elected as described in this paragraph who remains in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series F preferred stock when they have the voting rights described above (voting as a single class with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable). Each of the directors elected as described in this paragraph will be entitled to one vote on any matter.

So long as any shares of the Series F preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of two-thirds of the shares of the Series F preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (with the Series F preferred stock voting separately as a class):

(i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to the Series F preferred stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up or reclassify any of our authorized shares into capital stock of that kind, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or

(ii) amend, alter or repeal the provisions of the certificate of incorporation or certificate of designations, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series F preferred stock or its holders; except that with respect to the occurrence of any of the events described in this subparagraph (ii), so long as the Series F preferred stock remains outstanding with the terms of the Series F preferred stock materially unchanged, taking into account that, upon the occurrence of an event described in this subparagraph (ii), we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of the Series F preferred stock;

except that (A) any increase in amount of the authorized Series F preferred stock or the creation or issuance of any other class or series of preferred stock or (B) any increase in the number of authorized shares of the Series F preferred stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series F preferred stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and the holders of Series F preferred stock shall have no right to vote on any such increase, creation, or issuance.

The foregoing voting provisions will not apply if, at or before the time when the act with respect to which the vote would otherwise be required is effected, all outstanding shares of the Series F preferred stock are redeemed or called for redemption upon proper notice and we deposit sufficient funds, in cash, in trust to effect the redemption.

In any matter in which the Series F preferred stock may vote (as expressly provided in the certificate of designations or as may be required by law), each share of the Series F preferred stock shall be entitled to one vote, except that when any other series of our preferred stock shall have the right to vote with the Series F preferred stock as a single class on any matter, the Series F preferred stock and such other series shall have with respect to such matters one vote per each $25.00 of stated liquidation preference.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the holders of shares of the Series F preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $1,000 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of common stock or any other class or series of our capital stock ranking junior to the Series F preferred stock as to liquidation rights. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of the Series F preferred stock and the corresponding amounts payable on all shares of other classes or series of capital stock ranking on a parity with the Series F preferred stock in the distribution of assets, then the holders of the Series F preferred stock and all other classes or series of capital stock ranking on a parity with the Series F preferred stock will share proportionately in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of the Series F preferred stock will be entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series F preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the sale, lease or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding-up.

Transfer Agent

The initial transfer agent, registrar, dividend disbursing agent, calculation agent and redemption agent for the Series F preferred stock is EquiServe Trust Company, N.A.

Book-Entry System

The Series F preferred stock will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the Series F preferred stock. Owners of beneficial interests in the Series F preferred stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the Series F preferred stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the Series F preferred stock under the global securities or the certificate of designations. Our company and any of our agents may treat DTC as the sole holder and registered owner of the global securities.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Exchange of Global Securities

The Series F preferred stock, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

Registration Rights

We entered into a registration rights agreement with the initial purchasers pursuant to which we, at our expense, for the benefit of the holders, filed with the SEC on June 8, 2005 a shelf registration statement covering resale of the Series F preferred stock and the common stock issuable upon conversion of the Series F preferred stock. We will use our reasonable best efforts to cause the shelf registration statement to become effective and to keep the shelf registration statement effective until the earlier of (i) the sale pursuant to Rule 144 under the Securities Act or the shelf registration statement of all the securities registered thereunder, and (ii) the expiration of the holding period (currently two years from the initial purchase date) applicable to such securities held by persons that are not affiliates of ours under Rule 144(k) under the Securities Act or any successor provision, subject to permitted exceptions.

We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

•	exceed 30 days in any three-month period; or

•	exceed an aggregate of 90 days for all periods in any 12-month period.

We will pay predetermined liquidated damages as described below to holders of transfer-restricted Series F preferred stock and to holders of transfer-restricted common stock issued upon conversion of such Series F preferred stock, if the shelf registration statement of which this prospectus forms a part is unavailable in violation of the agreement. Such liquidated damages payments shall accumulate until such failure to become effective or unavailability is cured:

•	at an annual rate equal to 0.25% of the aggregate liquidation preference of the Series F preferred stock (or, in the case of any common stock that has been issued upon conversion, 0.25% of the conversion price) for the first 90 days of unavailability; and

•	at an annual rate equal to 0.50% of the aggregate liquidation preference of the Series F preferred stock (or, in the case of any common stock that has been issued upon conversion, 0.50% of the conversion price) for any day in excess of 90 days of unavailability.

Notwithstanding the foregoing, in no event will liquidated damages accrue at a rate in excess of 0.50% of the aggregate liquidation preference or conversion price of the Series F preferred stock, as applicable. So long as the unavailability continues, we will make liquidated damages payments in cash on each dividend payment date for the Series F preferred stock to the holder of record of such transfer restricted Series F preferred stock or common stock on the record date immediately preceding the applicable dividend payment date. When such registration default is cured, accumulated and unpaid liquidated damages payments will be paid in cash to the record holder as of the date of such cure.

From December 21, 2004 until the registration statement that we filed on June 8, 2005 covering the resale of the Series F preferred stock and the common stock issuable upon conversion of the Series F preferred stock became effective, liquidated damages accrued on and were paid, or will be paid, by us with respect to the Series F preferred stock. As of March 31, 2005, we had paid or accrued $0.7639 per share of Series F preferred stock in liquidated damages.

A holder who sells the Series F preferred stock or our common stock issued upon conversion of the Series F preferred stock pursuant to the shelf registration statement generally will be required to:

•	be named as a selling stockholder in the related prospectus;

•	deliver a prospectus to purchasers; and

•	be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions, and will be subject to certain civil liability provisions under the Securities Act.

Under the registration rights agreement we are required to:

•	pay all of our expenses of the shelf registration statement;

•	provide copies of such prospectus to each holder that has notified us of its acquisition of the Series F preferred stock or common stock issued upon conversion of the Series F preferred stock;

•	notify each such holder when the shelf registration statement has become effective as described below; and

•	take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Series F preferred stock and the common stock issued upon conversion of the Series F preferred stock.

We agreed in the registration rights agreement to give notice and to announce the filing and effectiveness of the shelf registration statement by release made to Reuters Economic Services and Bloomberg Business News or other reasonable means of distribution. Holders are required to complete and deliver a form of notice and questionnaire to us at least three business days prior to any intended distribution of the Series F preferred stock or our common stock issuable upon conversion of the Series F preferred stock pursuant to the shelf registration statement. Holders may request a copy of the questionnaire from us in the manner described under “Where You Can Find More Information.” Holders are required to complete and deliver the questionnaire at least ten business days prior to the effectiveness of the shelf registration statement in order to be named as a selling stockholder in the related prospectus at the time of effectiveness. Upon receipt of a completed questionnaire after that time, together with such other information as we may reasonably request from a holder, we will, within ten business days, file such amendments to the shelf registration statement or supplements to a related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of the Series F preferred stock or common stock issuable upon conversion of the Series F preferred stock, subject to our right to suspend the use of the prospectus as described above. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling stockholder in the prospectus and therefore will not be permitted to sell the Series F preferred stock or common stock issuable upon conversion of the Series F preferred stock pursuant to the shelf registration statement.

The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request.

DESCRIPTION OF COMMON STOCK

The following description sets forth the general terms of the common stock that we may issue upon conversion of the Series F preferred stock. This description and the description contained in any documents incorporated by reference in this prospectus are not complete and are subject to and qualified in their entirety by reference to our certificate of incorporation and bylaws, each of which we will make available upon request.

General

Our certificate of incorporation authorizes us to issue up to 170,000,000 shares of capital stock, of which we are authorized to issue 100,000,000 shares as voting common stock, par value $0.01 per share, 50,000,000 shares as non-voting common stock, par value $0.01 per share (which is reserved for issuance as “excess” stock if a holder violates the applicable ownership limits), and 20,000,000 shares as preferred stock, par value $0.01 per share. At June 6, 2005, 56,117,662 shares of our voting common stock were issued and outstanding. The outstanding shares of our voting common stock are listed for trading on the NYSE.

References to “common stock” in this section of the prospectus refer to our voting common stock, unless otherwise specified.

Subject to the preferential rights of any other classes or series of shares of capital stock and to the provisions of our certificate of incorporation regarding restrictions on transfers of shares of capital stock, holders of our common stock are entitled:

•	to receive distributions if, as and when authorized and declared by our board of directors, out of funds and other assets legally available for distribution, and

•	to share ratably in our assets that are legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities and subject to any liquidation preferences of the holders of our preferred stock.

The shares of our common stock rank junior to our preferred stock.

Subject to the provisions of our certificate of incorporation regarding restrictions on the transfer of shares of our capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as expressly provided for other classes or series of our capital stock, the holders of shares of common stock will possess exclusive voting power over matters submitted for stockholder approval. Any matter submitted for stockholder approval generally will require the affirmative vote of a majority of the shares present and voting on that matter. There is no cumulative voting in the election of directors, which means that the holders of a majority of our outstanding common stock can elect all of the directors then standing for election.

Holders of shares of our common stock have no sinking fund, subscription, redemption, conversion, exchange or preference rights.

Our board of directors is a classified board consisting of three classes of directors with staggered terms. Directors for each class are chosen for a three-year term upon expiration of the term of that class.

Under the Delaware General Corporation Law (the “DGCL”), a Delaware corporation generally cannot dissolve, amend its certificate of incorporation, participate in a merger or consolidation, effect a share exchange or transfer all or substantially all of its property and assets unless the action to be taken has been approved by a majority of the board of directors and by stockholders holding at least a majority of the shares entitled to vote on the matter and, in certain circumstances, a majority of the outstanding stock of each class entitled to vote thereon as a class. The DGCL permits a corporation to specify a greater percentage in its certificate of incorporation. In addition, some types of mergers may be accomplished without a stockholder vote. For example, under some circumstances, no stockholder vote is required for a merger of a subsidiary of a Delaware corporation into its parent corporation. Generally, a merger need not be approved by stockholders of a Delaware corporation that will survive a merger if (a) the merger does not result in a reclassification or change in the outstanding shares of the surviving corporation or an amendment to the surviving corporation’s certificate of incorporation, and (b) the number of shares to be issued or delivered in the merger is not more than 20% of the surviving corporation’s shares prior to the merger.

We are a Delaware corporation and the provisions of the DGCL apply to us, except where our organizational documents adopt different provisions. Any amendment to our certificate of incorporation, including the section that addresses the preservation of our REIT status, requires the approval of a majority of our board of directors and stockholders holding at least a majority of the voting power of all shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. However, amendments that are inconsistent with certain provisions of our certificate of incorporation (including those articles relating to capital stock, the board of directors, stockholder actions and meetings of stockholders, indemnification, limitation on liability of directors, compromise, amendment of the bylaws, and amendment of the certificate of incorporation) require approval of a majority of our board of directors and the affirmative vote of the holders of 66 2/3% of the voting power of all of the shares of capital stock then entitled to vote, voting together as a single class. In addition, the DGCL provides that amendments to the certificate of incorporation that would increase or decrease the aggregate number of authorized shares of a class (including preferred stock), increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely requires the affirmative vote of the outstanding shares of such class, voting as a class, whether or not entitled to vote by the certificate of incorporation. Our bylaws may be amended by a majority of the board of directors. In addition, our bylaws may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class.

Our certificate of incorporation authorizes our board of directors to designate classes and series of preferred stock, to establish the number of shares in each class or series, and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each designated class or series. Certain amendments to our certificate of incorporation require the approval of holders of 66 2/3% of the outstanding shares of each affected class of preferred stock.

Restrictions on Ownership

Holders of our capital stock will be subject to the ownership restrictions of our certificate of incorporation which provides, with certain exceptions, that no person may own, actually or constructively, more than 9.225% of the value of the outstanding shares of our capital stock. See “Transfer and Ownership Restrictions.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain federal income tax considerations relating to (i) the taxation of The Mills Corporation as a REIT, (ii) the ownership and disposition of shares of our Series F preferred stock, including a disposition pursuant to a conversion, redemption or purchase of such shares pursuant to the terms set forth herein, and (iii) the ownership and disposition of any shares of our common stock received upon the conversion, redemption or purchase of the Series F preferred stock. (Unless the context indicates otherwise, the term “stock,” as used herein, is intended to refer to both our preferred stock, including our Series F preferred stock, and our common stock.) Because this is a summary that is intended to address only certain federal income tax considerations relating to the ownership and disposition of our stock, it may not contain all the information that may be important to a prospective holder. As you review this discussion, you should keep in mind that:

•	the tax considerations for you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:

•	a tax-exempt organization,

•	a broker-dealer,

•	a non-U.S. person,

•	a trust, estate, regulated investment company, REIT, financial institution, insurance company or S corporation,

•	subject to the alternative minimum tax provisions of the Code,

•	holding the stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•	holding the stock through a partnership or similar pass-through entity,

•	a person with a “functional currency” other than the U.S. dollar,

•	beneficially or constructively holding a 10% or more (by vote or value) beneficial interest in us,

•	a U.S. expatriate, or

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with investors that hold the stock as a “capital asset,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

The information in this section is based on the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the Internal Revenue Service concerning our qualification as a REIT generally. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the Internal Revenue Service or the courts, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

You are advised to consult with your tax advisor to determine the impact of your personal tax situation on the anticipated federal, state, local, foreign and other tax consequences of the ownership and sale of our stock and with regard to any potential changes in applicable tax laws.

Taxation of the Company as a REIT

The sections of the Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

General. We have elected to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our short taxable year ended December 31, 1994. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. We believe that we have been organized and have operated in a manner so as to qualify for taxation as a REIT under the Code, and we intend to continue to be organized and to operate in such a manner. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, various requirements under the Code, as described in this prospectus, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our stock. While we believe we have operated, and intend to continue to operate, so as to qualify for taxation as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have satisfied such requirements or will continue to do so. For a discussion of the tax consequences of the failure to qualify as a REIT, see “—Taxation of the Company as a REIT—Failure to Qualify.”

In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to stockholders. Stockholders generally will be subject to taxation on dividends that they receive at rates applicable to ordinary income instead of at lower capital gain rates (other than dividends designated as capital gain dividends or “qualified dividend income,” which are subject to taxation at capital gain rates). Qualification for taxation as a REIT enables the REIT and its stockholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular (non-REIT) C corporation. Regular corporations generally are subject to federal corporate income taxation on their income, and stockholders of regular corporations are subject to tax on any dividends that are received. Currently, stockholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and stockholders of regular corporations who are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Overall, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gains rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal income tax as follows.

1.	We will be taxed at regular corporate rates on any “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

2.	Under some circumstances, we (or our stockholders) may be subject to the “alternative minimum tax” due to our items of tax preference and alternative minimum tax adjustments.

3.	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

4.	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

5.

If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (b) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

6.	We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the excess of the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from prior taxable years, over excess distributions made with respect to prior years.

7.	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, will be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the U.S. stockholder in our stock.

8.	We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among us, our tenants and/or a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

9.	If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we will be liable for corporate income tax, at the highest applicable corporate rate, on the “built-in gain” with respect to those assets at the time we acquired them if we dispose of those assets within 10 years after we acquired them (provided no election is made for the transaction to be currently taxable). To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT C corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. If we are subject to taxation on our REIT taxable income or are subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a C corporation, a portion of the dividends we pay to our stockholders who are taxed as individuals during the following year may be subject to tax at reduced capital gains rates rather than at ordinary income rates. See “Taxation of Taxable U.S. Holders—Qualified Dividend Income.”

10.	If we fail to satisfy any of the REIT asset tests discussed below under “Asset Tests” because we own assets the total value of which exceeds a statutory de minimis standard but the failure is due to reasonable cause and we nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such nonqualifying assets during the period in which we failed to satisfy the asset tests by the highest rate of tax applicable to corporations.

11.	If we fail to satisfy a requirement under the Code the failure of which would result in the loss of our REIT qualification, other than a failure described in paragraph 5 or 10 above, but the failure is due to reasonable cause and we nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure.

Furthermore, notwithstanding our status as a REIT, we also may have to pay (a) certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes, and (b) certain foreign income and other taxes to the extent that we own assets or conduct operations in foreign jurisdictions. Moreover, each of our domestic taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income, while each of our non-U.S. taxable REIT subsidiaries may be subject to certain foreign corporate-level income taxes.

Requirements for Qualification As a REIT. The Code defines a REIT as a corporation, trust or association—

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) that is neither a financial institution nor an insurance company subject within the meaning of certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules);

(7) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes; and

(9) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under the Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the stock ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT (except as described in the next paragraph.

To monitor our compliance with condition (6) above, we are required to send annually letters to holders of our stock requesting information regarding the actual ownership of the stock. The failure to comply with these requirements could subject us to monetary penalties. If we comply with this annual requirement and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, then we will be treated as having met the requirement.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We were formed in 1991 but were not active until 1993. We elected S corporation status, commencing with January 1, 1993. We terminated our S corporation election immediately prior to our initial public offering in April of 1994. If our S corporation election was valid for all of our taxable years commencing with January 1, 1993, including our short S corporation year ending immediately prior to our initial public offering, we would have no earnings and profits accumulated in any non-REIT year, and thus would have met the earnings and profits requirement for our short C corporation taxable year ended December 31, 1994 and for taxable years thereafter. We believe that we qualified as an S corporation for our taxable years commencing with January 1, 1993, including the short S corporation year, and that we do not have, and have not had, accumulated earnings and profits from a non-REIT tax year. Nevertheless, the S corporation requirements are highly technical and complex, and there can be no assurance that the Internal Revenue Service will not assert that we failed to qualify as an S corporation for some reason. In such an event, we would not have been eligible to qualify as a REIT until the tax year when we paid out the accumulated earnings and profits from our non-REIT tax years.

Taxable REIT Subsidiaries. A “taxable REIT subsidiary” is an entity that is taxable as a C corporation in which we directly or indirectly own stock and that elects jointly with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary is also any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities representing 35% or more of the vote or value. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

The income and assets of our taxable REIT subsidiaries are not attributable to us for purposes of the requirements that we must satisfy to maintain our REIT status. Moreover, certain services that generally cannot be performed by us or by parties related to us may be performed by a taxable REIT subsidiary of ours without affecting our qualification as a REIT. However, our taxable REIT subsidiaries, which include, among other entities, MSC and a number of its subsidiaries, will be subject to federal income tax, and state and local income tax where applicable, as non-REIT C corporations.

Qualified REIT Subsidiaries. If a REIT owns a subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded from the REIT for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Income Tests. To qualify as a REIT, we must satisfy two gross income tests, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on real property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (a) dividends, (b) interest, and (c) gain from the sale or disposition of stock and securities.

Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received by us from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we may provide directly only an insignificant amount of services, unless the services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary), without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the services will not “taint” the income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income itself will not qualify as rents from real property. Mills LP, our operating partnership, provides certain services with respect to our properties. Based upon our experience with retail shopping centers in the markets in which our properties are located, we believe that all services provided to tenants by us (other than those the income from which meets the 1% “de minimis” services exception described above, those provided by an independent contractor or those provided by a taxable REIT subsidiary) should be considered permissible services, although there can be no assurance that the Internal Revenue Service will not contend otherwise.

Mills LP also may receive certain types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income tests. For example, payments that we receive pursuant to “naming rights” and some “sponsorship” agreements will not qualify under either of the 75% or 95% gross income tests. We also derive some rental income from affiliated entities that will be considered “related party rent,” as well as some rent that is considered attributable to personal property, neither of which qualifies under the 75% or 95% gross income tests. In addition, dividends and interest paid to Mills LP by our taxable REIT subsidiaries, including MSC, will not qualify under the 75% gross income test. We believe, however, that the aggregate amount of non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

In connection with the performance of our management and leasing activities, we regularly undertake a wide range of marketing and promotional activities that are intended to promote and benefit an entire mall operation through increasing consumer spending and thereby increasing the rents that we derive from our tenants. The Internal Revenue Service, in a number of private letter rulings issued to other REITs, has approved specific advertising and promotional activities undertaken by a REIT that owns a retail shopping center where such marketing activities are intended primarily to increase overall spending at the centers, and therefore the REIT’s revenues from tenants, rather than to benefit a specific tenant. Some of the advertising and promotional activities undertaken by us are substantially similar to those approved by the Internal Revenue Service in these private letter rulings. However, in view of the relatively unique nature of our properties, some of our advertising and promotional activities are different from and more extensive than those addressed specifically by the Internal Revenue Service to date in private letter rulings.

We believe that all of our advertising and promotional activities, whether focused on only the mall itself or on specific stores at the mall, have as their primary purpose encouraging increased spending throughout the mall and thereby increasing our overall revenues through increased rents (which are typically based upon a percentage of sales), which is the basic premise upon which the Internal Revenue Service has concluded that a REIT owning retail properties can engage in advertising and promotional activities generally. Accordingly, we believe that all of our management and leasing activities, including the marketing and promotional activities, to the extent that they might be considered a service to tenants, should be considered “usually or customarily rendered” in connection with the rental of space for occupancy. We also believe that, with regard to taxable years beginning after December 31, 1997, these advertising and promotional activities would fall within the 1% “de minimis” services exception even if the activities did not meet the “usual or customary” standard. No assurance can be given, however, that the Internal Revenue Service will not challenge our position with respect to certain activities performed by us, or that such a challenge would not be successful. A successful challenge by the Internal Revenue Service could result in our failure to satisfy the gross income tests for the taxable years during which we engaged in such activities, and, therefore, in our failure to qualify as a REIT for such years. However, under certain circumstances, we may not fail to qualify as a REIT but rather would be subject to a tax imposed with respect to our “excess net income,” as described below.

We do not believe, after consultation with our professional advisors, that there will be a material adverse effect on our business operations or our ability to qualify as a REIT as a result of our performance of our marketing and promotional activities. Nevertheless, to remove any ambiguity with respect to such activities, we require certain marketing and promotional activities to be performed by independent contractors that are adequately compensated and from which we receive no income, or by a taxable REIT subsidiary. If we contemplate providing services to tenants that may reasonably be expected not to meet the “usual or customary” standard or to fall within the 1% “de minimis” services exception, we will arrange to have such services performed by an independent contractor or a taxable REIT subsidiary.

To the extent that we directly provide management and/or development services with respect to properties where we own less than 100% of the interests in such properties, a portion of our fees that we receive would be non-qualifying income for both the 75% and 95% gross income tests. To limit the non-qualifying income that we receive, MSC or its subsidiaries provide management and development services to all of the properties in which Mills LP owns less than a 100% interest. MSC and its subsidiaries also invest in entities that are tenants of ours. Mills LP wholly owns MSC. Our share of any dividend or interest received from MSC or any other taxable REIT subsidiary should qualify for purposes of the 95% test, but not for purposes of the 75% test. We do not anticipate that we will receive sufficient dividends and interest from MSC and any other taxable REIT subsidiaries to cause us to exceed the limit on non-qualifying income under the 75% test.

We inevitably will have some gross income from various sources, including the sources described herein, that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Taking into account our actual and anticipated sources of non-qualifying income, however, we believe that our aggregate gross income from all sources has satisfied and will continue to satisfy the 75% and 95% gross income tests applicable to REITs for each of our taxable years as a REIT. Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We intend to continue to monitor any services provided at, and the nonqualifying income arising from, each of our properties.

“Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that we enter into a transaction in the normal course of our business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, except to the extent provided in Treasury regulations, any income or gain from the hedging transaction will be disregarded for purposes of the 95% income test, provided that we clearly and timely identify such hedging transaction in the manner required under the Code and the regulations promulgated thereunder (but will constitute non-qualifying income for purposes of the 75% income test). For our taxable years beginning prior to January 1, 2005, to the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets was generally qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedged with nonqualifying types of financial instruments prior to January 1, 2005, or we hedge against other types of risks, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Our investments outside the United States can raise special issues for us. To the extent that we undertake those investments through a taxable REIT subsidiary, the interest and dividend income that we receive from the taxable REIT subsidiary, as well as gain recognized from the disposition of the subsidiary (including a liquidation of the subsidiary following a sale of the investment), would not qualify for purposes of the 75% gross income test

(although such income or gain should qualify for purposes of the 95% gross income test, subject to the limitations discussed previously). We are limited in our ability to structure significant investments outside the United States through taxable REIT subsidiaries by the 20% asset test applicable to our aggregate ownership of taxable REIT subsidiaries, including MSC. See “—Asset Tests,” below. If we make such investments directly, rather than through a taxable REIT subsidiary, then, in addition to the other considerations discussed above, any income recognized from hedges entered into to limit risks to us with respect to changes in foreign exchange rates (as well as any gains recognized by us with respect to or as the result of changes in foreign exchange rates) will not qualify for purposes of either the 75% gross income test or the 95% gross income test (unless such hedges are entered into in the normal course of our business with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, and is timely and clearly identified, in which case any income or gain will be treated as discussed in the paragraph above). We have taken certain measures in an effort to limit the amount of foreign exchange gain that we (rather than our taxable REIT subsidiaries) recognize for federal income tax purposes, and we will treat any foreign currency exchange gain that we recognize as non-qualifying income for purposes of the income tests. These considerations may limit our ability to invest outside the United States, or may force us to structure some of those investments in a manner that is less desirable for us than otherwise would be the case.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if: (a) our failure to meet the tests is due to reasonable cause and not due to willful neglect, and (b) following identification of the failure, we file with the Internal Revenue Service a schedule describing each item of our gross income in accordance with regulations to be prescribed by the Secretary of the Treasury. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the test was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

Asset Tests. At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets. Our assets for purposes of these tests include our allocable share of all assets held by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the capital interest in that entity. For purposes of the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with our proportionate interest in any securities (including debt securities) issued by that entity other than certain securities specified in the Code.

(1) At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

(2) Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

(3) Except for securities described in (1) above and securities in taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

(4) Except for securities described in (1) above and securities in taxable REIT subsidiaries, we may not own more than 10% of any one issuer’s outstanding voting securities.

(5) Except for securities described in (1) above, securities in taxable REIT subsidiaries and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

(6) Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Until August 2001, Mills LP owned 99% of the non-voting preferred stock and 5% of the voting stock of MSC. In addition, Mills LP owns a note issued by MSC. In August 2001, Mills LP acquired 100% of the outstanding non-voting preferred stock and voting stock of MSC that it did not already own. By virtue of our ownership of units in Mills LP, we are considered to own our pro rata share of both the stock and note of MSC owned by Mills LP. While MSC has made an election to be treated as a taxable REIT subsidiary effective as of January 1, 2001, there can be no assurance for prior periods that the Internal Revenue Service might not contend either (a) that the value of the securities of MSC held by us through Mills LP exceeded the 5% value limitation, (b) that the non-voting stock of MSC owned by Mills LP should be considered “voting stock” for purposes of the assets tests, or (c) that any notes issued by MSC to Mills LP should be considered “voting stock” for purposes of the asset tests. We believe that we owned less than 10% of the voting securities of MSC for all periods before January 1, 2001. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that our ownership of voting stock exceeded the 10% limitation on the ownership of those assets during those periods.

We believe that our share of the aggregate value of the securities of MSC, together with all other assets that do not qualify for purposes of the 75% test, including securities in our other taxable REIT subsidiaries, does not exceed 25% of the total value of our assets. In addition, we believe that the combined value of our share of the securities of all of our taxable REIT subsidiaries, including MSC, does not exceed 20% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

Securities, for purposes of the asset tests, may include debt we hold from other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test; (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of our interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement described in future Treasury regulations.

Debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our “controlled taxable REIT subsidiaries,” as defined in the Code, own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,00,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt provided that such contingency is consistent with customary commercial practice.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our share of the value of the securities of any such issuer does not exceed 5% of the total value of our assets, and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the “straight debt” exception with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Each time a unitholder other than us exercises its right to redeem units, our interest in Mills LP increases, and we are deemed to acquire securities held by Mills LP.

Certain failures to satisfy the asset tests can be remedied even after the 30-day cure period, If the total value of the assets that causes a failure of the 5% limitation, the 10% voting securities limitation or the 10% value limitation does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, we can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and file a schedule with the Internal Revenue Service that describes the assets.

We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within the applicable time period after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful or will not require a reduction in Mills LP’s overall interest in the taxable REIT subsidiaries that conduct the property service businesses. If we fail to cure the noncompliance with the asset tests within the applicable time period, we could fail to qualify as a REIT.

We currently own interests in projects in certain foreign jurisdictions through our subsidiaries and joint-ventures, including entities that are treated as taxable REIT subsidiaries for United States federal income tax purposes. Because such investments have been made in currencies other than the U.S. dollar, the value of these assets, in terms of the U.S. dollar, change by reference to fluctuations in the exchange rates between the U.S. dollar and the relevant foreign currency, even if there is no change in our absolute or relative ownership of such properties and entities. Generally, any change in the value, in U.S. dollar terms, of our foreign investments solely as a result of fluctuations in currency exchange rates will not cause us to fail any one or more of the asset tests. However, any such change, coupled with any change in our absolute or relative ownership of our foreign assets, may cause us to fail one or more of the asset tests. We intend to monitor the value, in U.S. dollar terms, of our foreign assets to ensure that any change in their value as a result of fluctuations in foreign currency exchange rates does not adversely affect our qualification as a REIT.

Annual Distribution Requirements. To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

•	the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, minus

•	the sum of certain items of noncash income.

Distributions must generally be made during the taxable year to which they relate. Dividends may be paid during the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods. We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may cause Mills LP to arrange for short-term, or possibly long-term, borrowings to permit the payments of required dividends.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements. We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify. If we do not comply with one or more of the conditions required for qualification as a REIT (other than the assets tests and the income tests that have the specific savings clauses discussed above in “-Income Tests” and “-Asset Tests”), we can avoid disqualification as a REIT by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT would significantly reduce both the cash available for distribution by us to our stockholders and our earnings. In addition, all our of distributions to our stockholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that stockholders taxed as individuals currently would be taxed on those dividends at capital gains rates and corporate stockholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Investments in Mills LP and the Taxable REIT Subsidiaries

General. Substantially all of our investments are held through Mills LP. Mills LP holds a significant portion of its real estate properties through subsidiary partnerships and limited liability companies. Mills LP also carries out activities through Management Associates Limited Partnership and various subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

•	the allocations of income and expense items of Mills LP and the subsidiary partnerships and limited liability companies, which could affect the computation of our taxable income;

•	the status of Mills LP and each applicable subsidiary partnership and limited liability company as a partnership or an entity that is disregarded for income tax purposes (as opposed to an association taxable as a corporation); and

•	the taking of actions by Mills LP or any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

The entire discussion of our tax treatment and the federal income tax consequences of the ownership of our stock is based on the assumption that Mills LP and all of its subsidiaries (other than our taxable REIT subsidiaries and their subsidiaries) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to regulations under Section 7701 of the Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership.” Neither Mills LP nor any of its non-corporate subsidiaries that is not a taxable REIT subsidiary has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, Mills LP and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a “publicly traded partnership,” and it does not derive at least 90% of its income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (a) the interests in which are traded on an established securities market or (b) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Interests in Mills LP will not be traded on an established securities market. There is a significant risk, however, that the interests in Mills LP could be considered readily tradable on the substantial equivalent of a secondary market. Treasury regulations under Section 7704 of the Code set forth certain “safe harbors” under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 (the “Safe Harbors”). Although the Limited Partnership Agreement of Mills LP (the “Partnership Agreement”) includes certain provisions intended to prevent the units from being treated as readily tradable, there can be no assurance that such measures would be effective. In that event, Mills LP could be treated as a “publicly traded partnership,” but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute “qualifying income.” For purposes of determining whether the “qualifying income” exception is satisfied, the income requirements generally applicable to REITs and the definition of “qualifying income” under Section 7704 of the Code are similar in most key respects. There is one significant difference, however. For a REIT, rent from a tenant does not qualify as “rents from real property” if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant (subject to an exception for rents from a tenant that is a taxable REIT subsidiary). Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. We believe that even if Mills LP were treated as a publicly traded partnership, Mills LP would meet the qualifying income exception and therefore maintain its classification as a partnership for federal income tax purposes.

If Mills LP were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in Mills LP would exceed 5% of our assets, and we would be considered to hold more than 10% of the voting securities (and 10% of the value of the outstanding securities) of another corporation. In this event, the value of our stock could be adversely affected.

Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of Mills LP and of each subsidiary partnership and limited liability company of Mills LP that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have control over Mills LP and substantially all of the subsidiaries of Mills LP that are treated as partnerships for federal income tax purposes and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

Tax Allocations with Respect to Our Properties. Mills LP was formed by way of contributions of appreciated property at the time of its formation. In addition, it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. This difference is referred to as a “book-tax difference.”

Mills LP’s Partnership Agreement requires that all allocations of partnership income, gain, loss and deduction be made in a manner consistent with Section 704(c) of the Code and the applicable regulations. Therefore, these allocations will tend to eliminate the book-tax differences with respect to the contributed properties over the life of Mills LP. However, the allocation rules of Section 704(c) of the Code may not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Consequently, the carryover basis of contributed properties held by Mills LP could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if no property had a book-tax difference. Similarly, the carryover basis of contributed properties held by Mills LP could cause us to be allocated taxable gain in the event of a sale of contributed properties in excess of the economic or book income allocated to us as a result of such sale.

MSC and Our Other Taxable REIT Subsidiaries. A portion of the amounts used by Mills LP to fund distributions to partners, which in turn are used by us to fund distributions to holders of stock, comes from MSC and our other taxable REIT subsidiaries. Such amounts are derived through payments on notes issued by, and dividends from, our taxable REIT subsidiaries. Our taxable REIT subsidiaries do not qualify as REITs and therefore pay federal, state, local, and foreign income taxes on their net income at normal corporate rates. As a result of interest and other deductions, MSC does not pay significant income tax currently. There can be no assurance, however, that the Internal Revenue Service will not challenge these deductions. In any event, future increases in the income of MSC will be subject to income tax. To the extent that our taxable REIT subsidiaries pay such taxes, the cash available for distribution to stockholders is reduced accordingly. However, to the extent that our taxable REIT subsidiaries pay dividends to us in a particular calendar year, dividends received by our stockholders during that year attributable to those distributions will be eligible to be subject to taxation at reduced capital gains rates rather than at ordinary income rates. See “Taxation of Taxable U.S. Holders—Qualified Dividend Income.”

Certain restrictions are imposed on taxable REIT subsidiaries to ensure that such entities will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that later year). In addition, any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to us by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by our tenants leasing comparable space who are receiving services from the taxable REIT subsidiary and the charge for the services is separately stated;

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service; or

•	for our taxable years ending before January 1, 2005, amounts are received by us for services customarily furnished or rendered by a taxable REIT subsidiary in connection with the rental of real property.

We anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates or satisfy one or more of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the Internal Revenue Service successfully made such an assertion and we did not satisfy any of the safe harbor provisions described above, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Our ownership of the securities of MSC and our other taxable REIT subsidiaries is currently subject to certain asset tests. These tests restrict the ability of MSC and our other taxable REIT subsidiaries to increase the size of their businesses unless the value of the assets of Mills LP increases proportionately. See “—Taxation of the Company as a REIT—Asset Tests,” above.

Penalty Tax on Prohibited Transactions

Our share of any gain realized from the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Mills LP, through its subsidiary partnerships and limited liability companies, intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and leasing the properties and other retail properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that, in general, the properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. Nevertheless, the Internal Revenue Service could contend otherwise. In particular, we indirectly own parcels of land that are located adjacent to particular properties that are not necessarily required for use within the mall or community shopping center located at the property (referred to as “outparcels”). We may sell one or more of these outparcels from time to time. In addition, in connection with the development of a mall at a property, we occasionally may sell parcels of land within the mall (“anchor parcels”) to major anchor tenants who desire to own the land on which their facility is located. We believe that our sales of outparcels and anchor parcels should not result in the outparcels and anchor parcels being considered inventory or as held primarily for sale to customers in the ordinary course of our trade or business, but there is a risk that the Internal Revenue Service could contend otherwise, in which event the profit from such sales allocable to us would be subject to a 100% tax. If we determine that the anticipated level of activity with respect to the outparcels and/or anchor parcels would be sufficient to cause such sales to be subject to the 100% tax, we will hold and sell such parcels through a taxable REIT subsidiary. A taxable REIT subsidiary would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by us.

Taxation of Taxable U.S. Holders

As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of our stock that is for United States federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•	a corporation, or other entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that was in existence on August 20, 1996 and has made an election to be treated as a U.S. person.

In the case of an entity treated as a partnership for United States federal income tax purposes that holds our stock, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in our stock through entities treated as partnerships for federal income tax purposes should consult their tax advisors. A “non-U.S. holder” is a holder, including any partner in a partnership that holds our stock, that is not a U.S. holder.

Distributions Generally. As long as we qualify as a REIT, distributions made to our taxable U.S. holders out of current or accumulated earnings and profits that are not designated as capital gain dividends or qualified dividend income, will be taken into account by them as ordinary income. As a general rule, for purposes of determining whether a distribution made on our capital stock is a taxable dividend, we allocate our current earnings and profits as follows: (i) first, to the distributions made on our preferred stock, and among classes and series of preferred stock in accordance with their priorities, and (ii) second, if any accumulated earnings and profits are remaining, to the distributions made on our common stock. The effect of this rule is to cause all distributions made on our preferred stock to be fully taxable as dividends before any portion of a distribution made on our common stock is taxable as a dividend. Corporate holders will not be eligible for the dividends received deduction with respect to these distributions.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of such stock. To the extent that distributions exceed the adjusted basis of a U.S. holder’s stock, they will be taxable as capital gains, assuming the stock is a capital asset in the hands of the U.S. holder. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the holder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. holders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the holders have held their stock. If we designate any portion of a dividend as a capital gain dividend, a U.S. holder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the holder as capital gain. Corporate holders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may elect to require holders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (a) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (b) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

With respect to holders who are taxed at the rates applicable to individuals, we must classify portions of our designated capital gain dividend into the following categories:

•	a 15% gain distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 15%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 15% and 25% capital gain dividends by performing the computation required by the Code, as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. For example, if we elect to designate as capital gain dividends any portion (the “Capital Gains Amount”) of the total distributions (as determined for federal income tax purposes) paid or made available for a taxable year to holders of all classes of our stock (the “Total Distributions”), then the portion of the Capital Gains Amount that would be allocable to holders of a series of our preferred stock will be in the same proportion that the Total Distributions paid or made available to the holders of such series of preferred stock for the year bear to the Total Distributions.

Recipients of capital gains dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income. With respect to holders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such holders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. holders as capital gain, provided that the holder has held the stock with respect to which the distribution is made for more than 61 days during the 121-day period beginning on the date that is 60 days before the date on which such stock became ex-dividend with respect to the relevant distribution. If preferred dividends are paid that are attributable to a period or periods aggregating in excess of 366 days, the stock must be held for 91 days during an 181-day period beginning 90 days before the ex-dividend date. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT corporations (including our taxable REIT subsidiaries);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign C corporation (other than a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.

Deemed Dividends on the Series F Preferred Stock. The conversion price at which the Series F preferred stock is converted into our common stock is subject to adjustments in certain circumstances. Under Section 305 of the Code, adjustments that have the effect of increasing the proportionate interest of holders of our Series F preferred stock in our assets or earnings can give rise to deemed dividend income to such holders. Similarly, a failure to adjust the conversion price to reflect a stock dividend or other event that increases the proportionate interest of the holders of our common stock can give rise, under certain circumstances, to deemed distributions to such holders. An adjustment to the conversion price made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing dilution of the interest of the holders, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided for in the anti-dilution provisions of the Series F preferred stock, including, without limitation, adjustments in respect of stock dividends or the distribution of rights to subscribe for common stock, should qualify as being pursuant to a bona fide, reasonable adjustment formula and should not result in a constructive distribution. On the other hand, adjustments in respect of distributions of our indebtedness, cash or assets to our stockholders, for example, would not qualify as being pursuant to a bona fide, reasonable adjustment formula. If such a nonqualifying adjustment were made, U.S. holders of the Series F preferred stock may be viewed as having received deemed distributions in amounts based upon the value of such holders’ increased interests in our equity resulting from such adjustments. Such deemed dividends will have the tax consequences to the holders described above under “—Distributions Generally.” Accordingly, U.S. holders could be considered to have received deemed distributions taxable as dividends to the extent of our earnings and profits even though such holders will not receive any cash or other property in connection therewith.

Other Tax Considerations. Distributions made by us and gain arising from the sale or exchange by a U.S. holder of stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gain or income will be taxed at ordinary income tax rates. We will notify holders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. holders may not include in their individual income tax returns any of our foreign tax credits, net operating losses or capital losses. Our operating or capital losses will be carried over by us for potential offset against future income, subject to applicable limitations.

Sale of Our Stock. Upon any taxable sale or other disposition of our stock, a U.S. holder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. holder’s adjusted basis in such stock for tax purposes.

Gain or loss will be capital gain or loss if the stock has been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket. A U.S. holder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for noncorporate holders) to a portion of capital gain realized by a noncorporate holder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

In general, any loss upon a sale or exchange of securities by a U.S. holder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

Redemption or Purchase of Series F Preferred Stock Solely for Cash. The treatment accorded to any redemption of Series F preferred stock by us for cash (as distinguished from a sale, exchange or other disposition) to a U.S. holder of such stock can only be determined on the basis of the particular facts as to each holder at the time of redemption. In general, a U.S. holder of our Series F preferred stock should recognize ordinary income equal to the sum of (i) any consideration attributable to accrued but unpaid dividends declared prior to the redemption and (ii) any liquidated damages (as discussed below under “—Liquidated Damages”), and should recognize capital gain or loss measured by the difference between the amount realized (less the amount attributable to accrued but unpaid dividends declared prior to the redemption and liquidated damages) by the holder upon the redemption and such holder’s adjusted tax basis in the Series F preferred stock redeemed if such redemption (i) results in a “complete termination” of the holder’s interest in all classes of our stock under Section 302(b)(3) of the Code, (ii) is “substantially disproportionate” with respect to the holder’s interest in our stock within the meaning of Section 302(b)(2) of the Code, which sets forth a numerical test for determining whether a redemption is substantially disproportionate, or (iii) is “not essentially equivalent to a dividend” with respect to the holder of the Series F preferred stock under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only the Series F preferred stock being redeemed, but also such U.S. holder’s ownership of other classes of our stock and any options (including stock purchase rights) to acquire any of the foregoing. The holders of our Series F preferred stock also must take into account any such securities (including options) that are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If a U.S. holder of Series F preferred stock owns (actually or constructively) none of our voting stock, or owns an insubstantial amount of our voting stock, based upon current law, it is probable that the redemption from such a holder would be considered to be “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of our Series F preferred stock intending to rely on any of these tests at the time of redemption should consult its own tax advisor to determine their application to its particular situation.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our Series F preferred stock will be treated as a distribution with respect to our stock as described above under “—Distributions Generally.” If the redemption of a holder’s Series F preferred stock is taxed as a dividend, the adjusted basis of such holder’s redeemed stock will be transferred to any other stock held by the holder. If the holder owns no other shares of our stock, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely. Proposed Treasury Regulations, if adopted, would treat a holder as realizing a capital loss on the date of the dividend equivalent redemption equal to the adjusted tax basis of the Series F preferred stock redeemed, subject to adjustments. The recognition of such loss would generally be deferred until the occurrence of specified events, such as, for example, the date the holder ceases to own, actually or constructively, any shares of our stock. There can be no assurance that the Proposed Treasury Regulations will be adopted, or that they will be adopted in their current form.

In the event of a designated event, if a holder of Series F preferred stock elects to exercise its option to require us to purchase such holder’s stock and we elect to purchase such stock solely for a cash payment, the transaction should generally be analyzed as a potential redemption for federal income tax purposes, as discussed above.

Redemption or Purchase of Series F Preferred Stock for Common Stock and Cash. If a holder of Series F preferred stock requires us to purchase some or all of its shares of such stock in the event of a designated event, or if we redeem some or all of the shares of the Series F preferred stock, and, in either case, we elect to pay the purchase or redemption price with a combination of our common stock and cash, except (i) with regard to cash received in lieu of fractional shares, (ii) with regard to any liquidated damages received (the taxation of which is described below under “—Liquidated Damages”), and (iii) as described below under “—Constructive Distributions,” such holder should recognize gain (but not loss) to the extent that the cash and the value of the common stock received exceed the holder’s adjusted basis in the Series F preferred stock subject to the redemption or purchase. In no event, however, would the amount of recognized gain exceed the amount of cash received. Any such gain generally will be treated as discussed above under “—Sale of Our Stock.” A U.S. holder’s basis in the common stock received should be the same as the holder’s basis in the Series F preferred stock subject to the purchase or redemption, decreased by any basis allocable to a fractional share and by the amount of cash received (other than cash received in lieu of a fractional share) and increased by the amount of gain, if any, that the holder recognizes (other than gain with respect to a fractional share). The holding period of the common stock received should include the holding period for the Series F preferred stock exchanged therefor. A U.S. holder who receives cash in lieu of a fractional share will be treated as having received the fractional share and having exchanged it for cash, generally resulting in the recognition of capital gain or loss measured by the difference between the cash received and the holder’s adjusted tax basis in the fractional share unless it is received in a redemption that is economically equivalent to a dividend.

Conversion, Redemption or Purchase of Series F Preferred Stock Solely For Common Stock. If the Series F preferred stock is converted into common stock, or we exercise our option to redeem Series F preferred stock solely for our common stock, or, in the event of a designated event, a U.S. holder requires us to purchase its shares of Series F preferred stock and we elect to acquire the shares solely with our common stock, a U.S. holder generally should not recognize gain or loss upon such conversion, redemption or purchase, except with respect to (i) cash received in lieu of any fractional shares (which will be taxable as described above in “—Redemption or Repurchase of Series F Preferred Stock for Common Stock and Cash”), (ii) any amounts attributable to accrued and unpaid dividends declared prior to the exchange (which will be taxable as described below under “—Constructive Distributions”), and (iii) any liquidated damages (which should be taxable as described below under “—Liquidated Damages”). Such holder’s tax basis in the common stock received generally will equal the tax basis of the shares of Series F preferred stock exchanged therefor (reduced by the portion of the tax basis allocated to any fractional share for which cash is received), and the holder’s holding period in the common stock received will generally include the holding period of the shares of Series F preferred stock exchanged therefor. A holder that exercises its right of conversion after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date generally will be required to pay to us in cash an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted. When the holder receives the dividend, such holder will be subject to tax as described above under “—Distributions Generally” but generally would be able to increase its basis in the shares of common stock received in the conversion by the dividend amount.

Redemption Premium. In certain circumstances, holders of the Series F preferred stock will be entitled to a “make whole” premium payment from us. Under the federal income tax laws, if the redemption price of preferred stock exceeds its issue price by more than a de minimis amount, as determined under the Treasury Regulations, in certain circumstances, the amount of the excess may be treated as a series of constructive distributions of additional shares of preferred stock that are taxable to the holders based on a constant yield method over the period the Series F preferred stock cannot be redeemed. The redemption premium would be treated as a dividend to the holders of our Series F preferred stock to the extent of our earnings and profits and otherwise would be subject to the treatment described above under “—Distributions Generally.”

However, constructive distribution treatment only applies if the Series F preferred stock is (i) mandatorily redeemable, (2) redeemable at the holder’s option, or (3) redeemable at the issuer’s option, if, at the time of issue, based on all the facts and circumstances, it is more likely than not that the issuer will exercise such option. Furthermore, where preferred stock is redeemable at the holder’s option, as is true in this case, constructive distribution treatment will not apply if the holder’s ability to require the issuer to redeem is subject to a contingency that is beyond the legal or practical control of either the holder or the holders as a group and that, based on all of the facts and circumstances as of the issue date, renders remote the likelihood of redemption. While the matter is not free from doubt, we do not believe that the events that would constitute “designated events” are contingencies that are within the legal or practical control of either the holder or the holders as a group, and that, accordingly, such contingencies render remote the likelihood of redemption. Accordingly, we do not believe that the existence of the optional purchase right in the event of a designated event should result in a constructive distribution to the holders of Series F preferred stock. However, no assurance can be given that the Internal Revenue Service will not take a contrary position.

Constructive Distributions. The fair market value of any shares of common stock received in connection with an exchange of Series F preferred stock for common stock pursuant to a redemption or repurchase by us that is attributable to dividend arrearages will be treated as a constructive distribution (to the extent not otherwise previously taken into account as a deemed dividend), with the tax consequences described above in “—Distributions Generally.” The tax basis of any share of common stock treated as part of a constructive dividend will be equal to its fair market value on the date of the conversion or exchange, and the holding period of such stock will commence on the day after such conversion or exchange.

Liquidated Damages. We intend to take the position for federal income tax purposes that any additional payments made to you as liquidated damages should be taxable to you as additional ordinary income when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. However, there may be alternative characterizations of these payments for tax purposes that could affect the timing or character of your income with respect to such additional payments.

Taxation of Tax-Exempt Holders

Provided that a tax-exempt holder has not held its stock as “debt financed property” within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt holder has held its stock as debt financed property within the meaning of the Code or has used the stock in a trade or business. However, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2), the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” is treated as UBTI as to any trust that is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.” A REIT is a “pension held REIT” if it meets the following two tests:

(a) it would not have qualified as a REIT but for the provisions of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(b) either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts. Based on the current estimated ownership of our outstanding capital stock, and as a result of certain limitations on transfer and ownership of our capital stock contained in our charter, we do not expect to be classified as a “pension held REIT.”

U.S. Taxation of Non-U.S. Holders.

Distributions Generally. Distributions by us to a non-U.S. holder of our stock that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its stock will reduce the non-U.S. holder’s adjusted basis and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its stock will be treated as gain from the sale of such stock, the tax treatment of which is described below. See “—U.S. Taxation of Non-U.S. Holders—Sale or Redemption of Our Stock.”

We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions not designated as (or deemed to be) capital gain dividends made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files an Internal Revenue Service Form W-8BEN with us, evidencing eligibility for that reduced treaty rate; or

•	the non-U.S. holder files an Internal Revenue Service Form W-8ECI with us, claiming that the distribution is effectively connected income.

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Capital Gain Dividends. Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

•	the investment in the stock is effectively connected with the non-U.S. holder’s trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Except as described in the next sentence, under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will generally be subject to U.S. federal income tax in the manner described above under “-Distributions Generally.”

This treatment will not apply, however, to any such distribution received with respect to a class of stock that is not regularly traded on an established securities market located in the United States or is paid to a non-U.S. holder who owns, at any time during the tax year in which the distribution is received, more than 5% of the class of stock with regard to which the distribution is paid. A non-U.S. holder receiving a distribution described in the previous sentence will be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. We will be required to withhold and remit to the Internal Revenue Service 35% of any such distribution to non-U.S. holders that is either designated as a capital gain dividend, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability.

If we redeem or purchase any of our Series F preferred stock but the redemption or purchase does not meet any of the tests under Section 302 of the Code, which are described above under “—Taxation of Taxable U.S. Holders—Redemption or Purchase of Series F Preferred Stock Solely for Cash,” then the proceeds received from our preferred stock will be treated as a distribution with respect to our stock as described above. If the redemption or purchase of a non-U.S. holder’s preferred stock is taxed as a dividend, the adjusted basis of such non-U.S. holder’s redeemed or purchased stock will be transferred to any other stock held by the non-U.S. holder. If the non-U.S.

holder owns no other shares of our stock, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely. Proposed Treasury Regulations described above under “—Taxation of Taxable U.S. Holders—Redemption or Purchase of Series F Preferred Stock Solely for Cash” would alter the method for recovering the non-U.S. holder’s adjusted tax basis.

Sale, Redemption or Purchase of Our Stock Solely for Cash. Gain recognized by a non-U.S. holder upon the sale or exchange of our stock, including as a result of a redemption or purchase of our Series F preferred stock that is treated as a sale or exchange, as described above under “—Taxation of Taxable U.S. Holders—Redemption or Purchase of Series F Preferred Stock Solely for Cash,” generally would not be subject to U.S. taxation (except as described below with regard to certain ordinary income items) unless:

•	the investment is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our stock will not constitute a U.S. real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders.

We believe that, currently, we are a domestically-controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. holder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and the selling non-U.S. holder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the shorter of the period during which the non-U.S. holder held such class or series of shares or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

To the extent consideration received by a non-U.S. holder in a sale, redemption or repurchase is attributable to dividend arrearages, such non-U.S. holder should treat such consideration as a dividend that is taxable in the manner described above under “—Distributions Generally.” The receipt by a non-U.S. holder of any liquidated damages should be taxed generally in the same manner as is described above under “—Taxation of Taxable U.S. Holders—Liquidated Damages.” In addition, an investor who is considering an investment in the Series F preferred stock and who would be treated as a non-U.S. holder for purposes of this discussion should review the discussion above under “—Taxation of Taxable U.S. Holders—Redemption Premium,” regarding the potential for receiving constructive distributions that would be taxable as dividends under the principles discussed above under “—Distributions Generally.”

Redemption or Purchase of Series F Preferred Stock for Common Stock and Cash. If a non-U.S. holder of Series F preferred stock requires us to purchase some or all of its shares of such stock in the event of a designated event, or if we redeem some or all of the shares of the Series F preferred stock, and, in either case, we elect to pay the purchase or redemption price with a combination of our common stock and cash, except with regard to (i) cash received in lieu of fractional shares, (ii) any liquidated damages received (the taxation of which is described above under “—Taxation of Taxable U.S. Holders—Liquidated Damages”), and (iii) constructive distributions, such non-U.S. holder should recognize gain (but not loss) to the extent that the cash and the value of the common stock received exceed the non-U.S. holder’s adjusted basis in the Series F preferred stock subject to the redemption or purchase. In no event, however, would the amount of recognized gain exceed the amount of cash received. Any such gain will generally be treated as discussed above under “—Sale, Redemption or Purchase of Our Stock Solely for Cash.” A non-U.S. holder’s basis in the common stock received should be the same as the holder’s basis in the

Series F preferred stock subject to the purchase or redemption, decreased by any basis allocable to a fractional share and by the amount of cash received (other than cash received in lieu of a fractional share) and increased by the amount of gain, if any, that the holder recognizes (other than gain with respect to a fractional share). The holding period of the common stock received should include the holding period for the Series F preferred stock exchanged therefor. A non-U.S. holder who receives cash in lieu of a fractional share will be treated as having received the fractional share and having exchanged it for cash, generally resulting in the recognition of capital gain or loss measured by the difference between the cash received and the holder’s adjusted tax basis in the fractional share unless it is received in a redemption that is economically equivalent to a dividend.

Conversion, Redemption or Purchase of Series F Preferred Stock Solely For Common Stock. If the Series F preferred stock is converted into or exchanged for common stock pursuant to a redemption or purchase by us, a non-U.S. holder generally will not recognize gain or loss upon such conversion or exchange, except with respect to (i) cash received in lieu of any fractional shares (which will be taxable as described above in “—Redemption or Purchase of Series F Preferred Stock for Common Stock and Cash”), (ii) in the event of a purchase or exchange, any amounts attributable to accrued and unpaid dividends (which will be taxable generally as deemed dividends, with the tax consequences described above under “—Distributions Generally”, and “Taxation of Taxable U.S. Holders—Constructive Distributions”, and (iii) any liquidated damages (which will be taxable as described above under “Taxation of Taxable U.S. Holders—Liquidated Damages”). Such non-U.S. holder’s tax basis in the common stock received generally will equal the tax basis of the shares of Series F preferred stock exchanged therefor (reduced by the portion of the tax basis allocated to any fractional share for which cash is received), and the non-U.S. holder’s holding period in the common stock received will generally include the holding period of the shares of Series F preferred stock exchanged therefor. A non-U.S. holder that exercises its right of conversion after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date generally will be required to pay to us in cash an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted. When the non-U.S. holder receives the dividend, such non-U.S. holder will be subject to tax as described above under “—Distributions Generally” but generally would be able to increase its basis in the shares of common stock received in the conversion by the dividend amount.

Backup Withholding Tax and Information Reporting

U.S. Holders. In general, information-reporting requirements will apply to payments of dividends on stock and payments of the proceeds of the sale of stock to some holders, unless an exception applies.

The payor will be required to withhold tax on such payments at the rate of 28% if (a) the payee fails to furnish a correct taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding or (b) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

In addition, a payor of the dividends on the stock will be required to withhold tax at a rate of 28% if (a) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (b) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders. Generally, information reporting will apply to payments of dividends on stock, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders, unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if the partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

Applicable Treasury regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the holder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Tax Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our stock.

Tax Shelter Reporting

If a holder recognizes a loss as a result of a transaction with respect to our stock of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one noncorporate unitholder, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate unitholders, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Holders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Other Tax Consequences for Our Stockholders and Us

We and our stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which Mills LP or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed herein. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

To the extent that we own assets or conduct operations in foreign jurisdictions, we may also be subject to some foreign taxes. Although federal income tax laws provide a credit for foreign income taxes paid by a U.S. taxpayer, those credits generally are not usable by us to the extent that we incur such foreign taxes directly or through an entity that does not pay U.S. income taxes.

TRANSFER AND OWNERSHIP RESTRICTIONS

For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year or during a proportionate part of a shorter taxable year, other than the first year for which we made an election to be treated as a REIT. For the purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2), as modified by Section 856(h)(3), of the Code. Attribution rules in the Code determine if any individual constructively owns our capital stock under the five or fewer requirement.

In addition, if we, or one or more owners of 10% or more of our capital stock, actually or constructively own 10% or more of any of our tenants or a tenant of any partnership in which we are a partner, the rent that we receive either directly or through a partnership from the tenant generally will not be qualifying income for purposes of the REIT gross income tests under the Code. An exception to this 10% related party tenant rule applies in certain circumstances if the tenant qualifies as a “taxable REIT subsidiary” under the Code. A REIT’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than the first year for which an election to be treated as a REIT has been made. Furthermore, to qualify as a “domestically-controlled REIT” under the Code, at least 50% of the shares of our capital stock must be beneficially owned by U.S. persons.

Primarily because our board of directors believes it is desirable for us to qualify as a REIT, our certificate of incorporation provides that no person may acquire additional shares if, as a result, any five beneficial owners of our capital stock would own more than 49.9% in value of our outstanding capital stock. As a result, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Code, subject to limited exceptions, more than a specified percentage in value of our outstanding capital stock. Our board of directors currently has set this ownership limit at 9.225%.

Our board of directors, in its sole and absolute discretion, may grant an exemption from the ownership limit to a person if the person is not an individual, taking into account Section 856(h)(3)(A) of the Code, our board of directors receives from the person all representations and warranties that our board may require in its sole discretion, and the person agrees that any violation or attempted violation of the representations and warranties will result in the person being subject to our “excess stock” provisions, which are described below.

In 1996, our board of directors waived the ownership limit as to Cohen & Steers Capital Management, Inc. (“Cohen & Steers”), subject to Cohen & Steers’ continued compliance with certain restrictions relating to our qualification as a REIT. This ownership waiver was modified in October 2002 to permit Cohen & Steers to own our Series B preferred stock in an amount that, taken together with Cohen & Steers’ ownership of our common stock, would exceed the ownership limit, subject to Cohen & Steers’ continued compliance with certain restrictions relating to our qualification as a REIT. In 1997, our executive committee of the board of directors waived the ownership limit as to Fidelity Real Estate Investment Portfolio (“Fidelity”), subject to Fidelity’s continued compliance with certain restrictions relating to our qualification as a REIT.

Our board of directors also has waived the ownership limit as to Kan Am, one of our joint venture partners which, together with its affiliates, held approximately 1.23% of the units of Mills LP as of March 31, 2005, and its affiliates, subject to limitations established in our certificate of incorporation to preserve our REIT status. This waiver, which was granted in exchange for Kan Am entering into a definitive agreement relating to Kan Am’s commitment to contribute additional funds for our development projects, also will apply to certain initial transferees of Kan Am and its affiliates, subject to continued compliance by Kan Am with its contribution obligations, to Kan Am’s compliance with certain first refusal rights in our favor, and to compliance by Kan Am and its affiliates and the transferees with the applicable restrictions relating to preservation of our REIT status.

The ownership attribution rules under the Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, if an individual or entity acquires shares of our capital stock that amount to less than the ownership limit, or acquires an ownership interest in an entity that owns, actually or constructively, any shares of our capital stock, that individual or entity, or another individual or entity, could be considered to own constructively shares of our capital stock in excess of the ownership limit. Our board of directors has the authority to increase the ownership limit from time to time. However, our board of directors does not have the authority to do so if, after giving effect to the increase, five beneficial owners of capital stock could beneficially own in the aggregate more than 49.9% in value of our outstanding capital stock.

In addition to imposing an ownership limit, our certificate of incorporation further prohibits:

•	any person from acquiring shares of our capital stock if, as a result of the acquisition, we would be “closely held” within the meaning of Section 856(h) of the Code,

•	any person from transferring shares of our capital stock if the transfer would result in shares of our capital stock being owned by fewer than 100 persons, and

•	any person from acquiring shares of our capital stock if such acquisition should cause us to fail to qualify as a “domestically-controlled REIT.”

Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to notify us immediately and to provide us with information that we may request to determine the effect of the transfer on our status as a REIT.

If any intended transfer of shares of our capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our certificate of incorporation, then the intended transfer will be void and of no force or effect as to the intended transferee for that number of shares that exceeds the ownership limit. The excess shares will be exchanged automatically for shares of “excess stock” that are non-voting and may not participate in distributions. In the case of any event, other than a transfer, that would cause a person to hold record title to any shares in excess of the ownership limit, the person will cease to own any right of interest in the shares that exceed the ownership limit. The excess shares held by that person will be exchanged automatically for shares of excess stock, effective as of the close of the business day immediately before the event causing the excess shares.

Pursuant to our certificate of incorporation, the excess stock will be transferred to us as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares ultimately are transferred. Those transferees also will be subject to the ownership limit. While held in trust, the excess stock will not be entitled to vote, will not be considered for purposes of any stockholder vote or the determination of a quorum for the stockholder vote, and will not be entitled to participate in any distributions made by us other than liquidating distributions. The original holder may designate, at any time the excess stock is held by us in trust, a beneficiary of the original holder’s interest in the trust, provided that:

•	the original holder may not receive a price for the excess stock that exceeds the price paid by the original holder, and

•	the designated beneficiary’s ownership of the capital stock represented by the excess stock will not exceed the ownership limit.

Immediately after the original holder designates a beneficiary or beneficiaries, shares of excess stock will be exchanged automatically for shares of capital stock out of the class or series from which the excess stock originally converted. In addition, we would have the right, for a period of 90 days during the time the excess stock is held by us in trust, to purchase from the original holder all or any portion of the excess stock. The purchase price payable would be the lower of (a) the price paid by the original holder and (b) the average closing market price for our capital stock on the date we make the purchase, or, if the capital stock being purchased is not being traded, the average of the last reported sales price of our capital stock on the ten days immediately preceding the date of our purchase. This 90-day period begins on the date of the violative transfer if the original holder notifies us in writing of the transfer, or the date our board of directors determines that a violative transfer has occurred if no notice is provided.

The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code, shares of our capital stock in excess of 5% or 1% of our outstanding capital stock, depending on our number of shareholders of record on any dividend record date, must notify us in writing within 30 days after December 31 of each year. Each written notice must state the person’s name and address, the number of shares beneficially owned and a description of how the shares are held. In addition, each holder of our capital stock must provide to us in writing, upon our request, information regarding the direct, indirect and constructive ownership of shares that will enable us to determine whether the ownership and transfer restrictions contained in our certificate of incorporation have been satisfied and to assess our continuing status as a REIT.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information included in the registration statement on Form S-3 of which this prospectus is a part. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus forms a part and the exhibits to the S-3. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-551-8090.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. In addition, we make available free of charge on our website at www.themills.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents and information we filed with the SEC that are identified below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement and any future filings made subsequent to the effectiveness of the registration statement until all of the offered securities to which this prospectus relates have been sold or the offering is otherwise terminated.

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (filed on March 31, 2005).

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (filed on May 6, 2005).

3.	Current Reports on Form 8-K filed or furnished, as applicable, on January 3, 2005, February 16, 2005, March 11, 2005, May 16, 2005 and May 23, 2005.

4.	Description of our common stock included in our Registration Statement on Form 8-A, filed on April 11, 1994, which incorporates by reference a description of our common stock from our Registration Statement on Form S-11 (File No. 33-71524, filed on April 11, 1994), which description we also incorporate by reference into this prospectus.

You may request a copy of these filings and any exhibits specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing us at the following address or telephoning us at (703) 526-5000 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time:

Secretary

The Mills Corporation

1300 Wilson Boulevard, Suite 400

Arlington, Virginia 22209

EXPERTS

The consolidated financial statements of The Mills Corporation appearing in The Mills Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including the financial statement schedule appearing therein), and The Mills Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, (which conclude, among other things, that The Mills Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein), included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Hogan & Hartson L.L.P. has provided its opinion as to the validity of the offered securities and as to certain tax matters described under the heading “Material Federal Income Tax Considerations.”

316,250 Shares of 6.75% Series F Convertible Cumulative Redeemable Preferred Stock

and

5,269,579 Shares of Common Stock Issuable Upon Conversion of the Series F Preferred Stock

PROSPECTUS

June 20, 2005